             CONSOLIDATION AND AMENDMENT


       CONSOLIDATION AND AMENDMENT (this "Agreement"), dated as of October 31, 1996, among Universal Outdoor, Inc., an Illinois corporation, and the lending institutions party to the Restated Credit Agreements referred to below immediately before giving effect to this agreement (the "Existing Banks") and each of the lenders listed on Schedule I hereto that executes a counterpart of this Agreement (the "New Banks"). All capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Consolidated Credit Agreement referred to below.


                W I T N E S S E T H :


       WHEREAS, the Borrower, the Existing Banks and LaSalle National Bank, as Co-Agent, and Bankers Trust Company, as Agent, are parties to a Restatement and Amendment dated as of October 8, 1996 to Acquisition Credit Agreement dated as of March 29, 1996 (as amended, modified or supplemented to the date hereof, the "Restated Acquisition Credit Agreement");

       WHEREAS, the Borrower, the Existing Banks, LaSalle National Bank, as Co-Agent, and Bankers Trust Company, as Agent, are parties to a Restatement and Amendment dated as of October 8, 1996 to Revolving Credit Agreement dated as of March 29, 1996 (as amended, modified or supplemented to the date hereof, the "Restated Revolving Credit Agreement" and together with the Restated Acquisition Credit Agreement, the "Restated Credit Agreements"); and

       WHEREAS, the parties hereto desire to consolidate the Total Revolving Commitment established under the Restated Revolving Credit Agreement into the Restated Acquisition Credit Agreement, to otherwise amend the Restated Acquisition Credit Agreement as contemplated by Section 12.16 thereof and to include the New Banks as Banks thereunder;

       NOW THEREFORE, it is agreed:

       1. On the Consolidation Date (as defined below), the Restated Acquisition Credit Agreement shall be restated in its entirety to read as set forth as

Schedule II to this Agreement, such restatement to (x) incorporate therein the Total Revolving Commitment heretofore provided for under the Restated Revolving Credit Agreement and (y) effect the other amendments contemplated by Section 12.16 thereof. Upon such restatement and consolidation, the Restated Acquisition Credit Agreement shall be renamed, and shall be hereinafter referred to herein as, the "Consolidated Credit Agreement."

       2. On the Consolidation Date, the Restated Revolving Credit Agreement shall terminate.

       3. The Existing Banks hereby sell and assign to the New Banks without recourse and without representation or warranty (other than as expressly provided herein), and the New Banks hereby purchase and assume from the Existing Banks such interests in and to the respective Existing Banks' rights and obligations under the Consolidated Credit Agreement with respect to all periods on or after the Consolidation Date so that after giving effect thereto each Existing Bank and each New Bank (collectively, the "Banks") shall have the AR Commitment, if any, and Revolving Commitment, if any, set forth opposite its name on Annex I to the Consolidated Credit Agreement attached hereto as Schedule II.

       4. Each Existing Bank (i) represents and warrants that it is the legal and beneficial owner of the interests being sold and assigned by it hereunder and that such interests are free and clear of any adverse claim, it is not aware of the existence of an Event of Default and it is not in breach of any funding obligation under the Consolidated Credit Agreement as of the date hereof; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Consolidated Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Consolidated Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Holdings, the Borrower or any of its Subsidiaries or the performance or observance by the Credit Parties of any of their obligations under the Credit Agreement or the other Credit Documents to or any other instrument or document furnished pursuant thereto.

       5. Each of the New Banks (i) confirms that it has received a copy of the Consolidated Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (ii) agrees that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Consolidated Credit Agreement; (iii) confirms that it is an eligible transferee under
Section 12.04(b) of the Consolidated Credit Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Consolidated Credit Agreement and the other Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations arising on or after the Consolidation Date which by the terms of the Consolidated Credit Agreement are required to be performed by it as a Bank and (vi) agrees that it will promptly submit all applicable tax forms required by Section 12.04(b).

       6. Each of the Banks hereby agrees that all amounts accrued with respect to the Revolving Commitment, the AR Commitment and the Loans of each Existing Bank and to each Existing Bank's participation in Letters of Credit prior to the Consolidation Date shall be for the account of the respective Existing Banks and that all such amounts accrued on and after the Consolidation Date shall be for the account of all the Banks to the extent of their respective Revolving Commitments, AR Commitments, Loans (if any) and/or participations in Letters of Credit.

       7. As of the Consolidation Date, each of the New Banks shall become a "Bank" under, and for all purposes of, the Consolidated Credit Agreement and the other Credit Documents.

       8. If for any reason, any lender listed on Schedule I hereto shall not have signed a counterpart hereof and delivered the same to the Agent at its Notice Office on or prior to 5:00 p.m. (New York time) on the Consolidation Date, then (x) Annex I to the Consolidated Credit Agreement shall be modified to delete any such lender, with such lender's share being reallocated back to the Existing Banks on the same basis as their respective interests are being sold pursuant to Section 3 above and (y) the signature pages of this Agreement shall be deemed revised to delete such lender's name therefrom.

       9. In order to induce the Banks to enter into this Agreement, the Borrower hereby represents and warrants that (x) no Default or Event of Default exists on the Consolidation Date, after giving effect to this Agreement, and (y) all of the representations and warranties contained in the Credit Documents shall be true and correct in all material respects on the Consolidation Date after giving effect to this Agreement, with the same effect as though such representations and warranties had been made on and as of the Consolidation Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

       10. Each of the parties hereto agree that the Borrower Pledge Agreement and the Security Agreement shall be amended and restated as of the Consolidation Date to read as set forth in Exhibit C and Exhibit E, respectively, to the Consolidated Credit Agreement attached hereto as
Schedule II.

       11. This Agreement is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Restated Credit Agreements or any other Credit Document.

       12. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Agent.

       13. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York.

       14. This Agreement shall become effective as of the date (the "Consolidation Date") when the following conditions have been met to the satisfaction of the Agent:

       (i) Each of the Borrower, each Existing Bank and (except as provided in Section 8 above) each New Bank shall have duly executed a copy hereof (whether the same or different copies) and shall have delivered (including by way of facsimile transmission) the same to the Agent at its Notice Office.

       (ii) There shall have been delivered to the Agent for the account of each Bank the appropriate AR Note and Revolving Note and, in the case of BTCo, Swingline Note, in each case, executed by the Borrower, and in the amount, maturity and as otherwise provided in the Consolidated Credit Agreement.

      (iii) The Agent shall have received an opinion, addressed to the Agent, and each of the Banks and dated the Consolidation Date, from Winston & Strawn, counsel to Holdings and the Borrower, which opinion shall cover such matters relating to the Agreement as reasonably requested by, and shall be reasonably satisfactory to, the Agent; and

       (iv) (a) Holdings shall have duly authorized, executed and delivered the Holdings Pledge Agreement and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificates representing the Pledged Securities referred to therein to the extent not previously delivered to the Collateral Agent, accompanied by executed and undated stock powers, and such Pledge Agreement shall be in full force and effect.

       (b) Holdings shall have duly authorized, executed and delivered the Holdings Guaranty and the Holdings Guaranty shall be in full force and effect.

      IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

                           UNIVERSAL OUTDOOR, INC.


                           By  /s/ Brian T. Clingen
                               ----------------------------------------
                               Title:


                           BANKERS TRUST COMPANY,
                             Individually and as Agent


                           By  /s/ Dana Klein
                               ----------------------------------------
                               Title: Vice President


                           LA SALLE NATIONAL BANK,
                             Individually and as a Co-Agent


                           By  /s/ Jeffrey D. Steele
                               ----------------------------------------
                               Title: Senior Vice President


                           BANK OF AMERICA ILLINOIS


                           By  /s/ John P. Hesselmann
                               ----------------------------------------
                               Title: Senior Vice President


                           FIRST NATIONAL BANK OF BOSTON


                           By  /s/ Julie V. Jalelian
                               ----------------------------------------
                               Title: Vice President

                           UNION BANK OF CALIFORNIA, N.A.


                           By /s/ Bill Gooch
                               ----------------------------------------
                               Title: Vice President


                           THE BANK OF NEW YORK


                           By /s/ Jerome Kapellos
                               ----------------------------------------
                               Title:  Vice President


                           BANQUE PARIBAS


                           By /s/ Errol R. Antzis
                               ----------------------------------------
                               Title: Group Vice President


                             BANQUE PARIBAS


                           By /s/ Phillippe Vuarchex
                               ----------------------------------------
                               Title: Vice President


                           CREDIT LYONNAIS


                           By /s/ Robert Ivosevich
                               ----------------------------------------
                               Title: Senior Vice President


                           THE FIRST NATIONAL BANK
                             OF CHICAGO


                           By /s/ Jeff Bakalar
                               ----------------------------------------
                               Title: Vice President

                           FLEET BANK, N.A.


                           By /s/ Tanya Crossley
                               ----------------------------------------
                               Title: Vice President


                           HELLER FINANCIAL, INC.


                           By /s/ Linda W. Wolf
                               ----------------------------------------
                               Title: Senior Vice President


                           STATE STREET BANK AND TRUST
                             COMPANY


                           By /s/ John H. Tyler
                               ----------------------------------------
                               Title: Vice President


                           SUN TRUST BANK


                           By /s/ Ronald K. Reuve
                               ----------------------------------------
                               Title: Vice President


                           VAN KAMPEN CAPITAL PRIME RATE
                             INCOME FUND


                           By /s/ Brian W. Good
                               ----------------------------------------
                               Title: Vice President

                                                     SCHEDULE I




                      NEW BANKS



Bank of America Illinois
Union Bank of California, N.A.
The Bank of New York
Banque Paribas
Credit Lyonnais
The First National Bank of Chicago
Fleet Bank, N.A.
Heller Financial, Inc.
State Street Bank and Trust Company
Sun Trust Bank
Van Kampen American Capital Prime Rate Income Trust

                                                              SCHEDULE II
                                                              -----------




---------------------------------------------------------------------------
---------------------------------------------------------------------------


                                CONSOLIDATED
                             CREDIT AGREEMENT


                                  among


                          UNIVERSAL OUTDOOR, INC.


                       VARIOUS LENDING INSTITUTIONS,

                         LA SALLE NATIONAL BANK,
                               AS CO-AGENT

                                   and

                          BANKERS TRUST COMPANY,
                                AS AGENT

                   ____________________________________


                      Dated as of October 31, 1996


                   ____________________________________


                              $225,000,000



---------------------------------------------------------------------------
---------------------------------------------------------------------------

                                  TABLE OF CONTENTS
                                  -----------------


                                                                            Page
                                                                            ----

SECTION 1.  Amount and Terms of Credit . . . . . . . . . . . . . . . . . . .  1
     1.01  Commitment. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.02  Minimum Borrowing Amounts, etc. . . . . . . . . . . . . . . . . .  3
     1.03  Notice of Borrowing, etc. . . . . . . . . . . . . . . . . . . . .  3
     1.04  Disbursement of Funds . . . . . . . . . . . . . . . . . . . . . .  4
     1.05  Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.06  Conversions . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     1.07  Pro Rata Borrowings . . . . . . . . . . . . . . . . . . . . . . .  6
     1.08  Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     1.09  Interest Periods. . . . . . . . . . . . . . . . . . . . . . . . .  7
     1.10  Increased Costs, Illegality, etc. . . . . . . . . . . . . . . . .  9
     1.11  Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     1.12  Change of Lending Office. . . . . . . . . . . . . . . . . . . .   11
     1.13  Replacement of Banks. . . . . . . . . . . . . . . . . . . . . . . 11

SECTION 2.  Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . . 12
     2.01  Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . 12
     2.02  Minimum Stated Amount . . . . . . . . . . . . . . . . . . . . . . 13
     2.03  Letter of Credit Requests; Notices of Issuance. . . . . . . . . . 13
     2.04  Agreement to Repay Letter of Credit Drawings. . . . . . . . . . . 13
     2.05  Letter of Credit Participations . . . . . . . . . . . . . . . . . 14
     2.06  Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . 16

SECTION 3.  Fees; Commitments. . . . . . . . . . . . . . . . . . . . . . . . 17
     3.01  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.02  Voluntary Reduction of Commitments. . . . . . . . . . . . . . . . 18
     3.03  Mandatory Adjustments of Commitments, etc.. . . . . . . . . . . . 19

SECTION 4.  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.01  Voluntary Prepayments . . . . . . . . . . . . . . . . . . . . . . 19
     4.02  Mandatory Prepayments . . . . . . . . . . . . . . . . . . . . . . 20
     4.03  Method and Place of Payment . . . . . . . . . . . . . . . . . . . 23


                                        (i)

                                                                            Page
                                                                            ----

     4.04  Net Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . 23

SECTION 5.  Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . 25
     5.01  Conditions Precedent to All Credit Events . . . . . . . . . . . . 25

SECTION 6.  Representations, Warranties and Agreements . . . . . . . . . . . 26
     6.01  Corporate Status. . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.02  Corporate Power and Authority . . . . . . . . . . . . . . . . . . 26
     6.03  No Violation. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.04  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.05  Use of Proceeds; Margin Regulations . . . . . . . . . . . . . . . 27
     6.06  Governmental Approvals. . . . . . . . . . . . . . . . . . . . . . 27
     6.07  Investment Company Act. . . . . . . . . . . . . . . . . . . . . . 27
     6.08  Public Utility Holding Company Act. . . . . . . . . . . . . . . . 27
     6.09  True and Complete Disclosure. . . . . . . . . . . . . . . . . . . 27
     6.10  Financial Condition; Financial Statements . . . . . . . . . . . . 28
     6.11  Security Interests. . . . . . . . . . . . . . . . . . . . . . . . 29
     6.12  Representations and Warranties in Transaction Documents . . . . . 29
     6.13  Consummation of Transaction . . . . . . . . . . . . . . . . . . . 30
     6.14  Tax Returns and Payments. . . . . . . . . . . . . . . . . . . . . 30
     6.15  Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . 30
     6.16  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     6.17  Patents, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     6.18  Pollution and Other Regulations . . . . . . . . . . . . . . . . . 31
     6.19  Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     6.20  Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.21  Existing Indebtedness . . . . . . . . . . . . . . . . . . . . . . 33

SECTION 7.  Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . . 33
     7.01  Information Covenants . . . . . . . . . . . . . . . . . . . . . . 33
     7.02  Books, Records and Inspections. . . . . . . . . . . . . . . . . . 36
     7.03  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.04  Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.05  Consolidated Corporate Franchises . . . . . . . . . . . . . . . . 37
     7.06  Compliance with Statutes, etc.. . . . . . . . . . . . . . . . . . 37
     7.07  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     7.08  Good Repair . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.09  End of Fiscal Years; Fiscal Quarters. . . . . . . . . . . . . . . 38
     7.10  Additional Security; Further Assurances . . . . . . . . . . . . . 38
     7.11  Corporate Separateness. . . . . . . . . . . . . . . . . . . . . . 39
     7.12  Compliance with Environmental Laws. . . . . . . . . . . . . . . . 40

                                        (ii)

                                                                            Page
                                                                            ----

SECTION 8.  Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . 40
     8.01  Changes in Business . . . . . . . . . . . . . . . . . . . . . . . 40
     8.02  Consolidation, Merger, Sale or Purchase of Assets, etc. . . . . . 41
     8.03  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     8.04  Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     8.05  Capital Expenditures. . . . . . . . . . . . . . . . . . . . . . . 45
     8.06  Investments and Loans . . . . . . . . . . . . . . . . . . . . . . 46
     8.07  Subsidiaries; etc.. . . . . . . . . . . . . . . . . . . . . . . . 46
     8.08  Prepayments of Indebtedness, etc. . . . . . . . . . . . . . . . . 46
     8.09  Dividends, etc. . . . . . . . . . . . . . . . . . . . . . . . . . 47
     8.10  Transactions with Affiliates. . . . . . . . . . . . . . . . . . . 48
     8.11  Fixed Charge Coverage Ratio . . . . . . . . . . . . . . . . . . . 48
     8.12  Minimum Adjusted EBITDA . . . . . . . . . . . . . . . . . . . . . 49
     8.13  Senior Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . 49

SECTION 9.  Events of Default. . . . . . . . . . . . . . . . . . . . . . . . 49
     9.01  Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     9.02  Representations, etc. . . . . . . . . . . . . . . . . . . . . . . 49
     9.03  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     9.04  Default Under Other Agreements. . . . . . . . . . . . . . . . . . 50
     9.05  Bankruptcy, etc.. . . . . . . . . . . . . . . . . . . . . . . . . 50
     9.06  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     9.07  Credit Documents. . . . . . . . . . . . . . . . . . . . . . . . . 51
     9.08  Holdings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     9.09  Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

SECTION 10.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . 53

SECTION 11.  The Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
     11.01  Appointment. . . . . . . . . . . . . . . . . . . . . . . . . . . 80
     11.02  Nature of Duties . . . . . . . . . . . . . . . . . . . . . . . . 81
     11.03  Lack of Reliance on the Agent. . . . . . . . . . . . . . . . . . 81
     11.04  Certain Rights of the Agent. . . . . . . . . . . . . . . . . . . 81
     11.05  Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 82
     11.06  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . 82
     11.07  The Agent in Its Individual Capacity . . . . . . . . . . . . . . 82
     11.08  Holders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83
     11.09  Resignation by the Agent . . . . . . . . . . . . . . . . . . . . 83

SECTION 12.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . 83
     12.01  Payment of Expenses, etc.. . . . . . . . . . . . . . . . . . . . 83

                                        (iii)

                                                                            Page
                                                                            ----

     12.02  Right of Setoff. . . . . . . . . . . . . . . . . . . . . . . . . 84
     12.03  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
     12.04  Benefit of Agreement . . . . . . . . . . . . . . . . . . . . . . 85
     12.05  No Waiver; Remedies Cumulative . . . . . . . . . . . . . . . . . 87
     12.06  Payments Pro Rata. . . . . . . . . . . . . . . . . . . . . . . . 87
     12.07  Calculations; Computations . . . . . . . . . . . . . . . . . . . 88
     12.08  Governing Law; Submission to Jurisdiction; Venue;
            Waiver of Jury Trial.  . . . . . . . . . . . . . . . . . . . . . 88
     12.09  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 89
     12.10  Execution. . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
     12.11  Headings Descriptive . . . . . . . . . . . . . . . . . . . . . . 89
     12.12  Amendment or Waiver. . . . . . . . . . . . . . . . . . . . . . . 89
     12.13  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . 90
     12.14  Domicile of Loans. . . . . . . . . . . . . . . . . . . . . . . . 90
     12.15  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . 90


ANNEX I       --   Commitments
ANNEX II      --   Bank Addresses
ANNEX III     --   Government Approvals
ANNEX IV      --   Subsidiaries
ANNEX V       --   Properties
ANNEX VI      --   Existing Indebtedness
ANNEX VII     --   Insurance Policies
ANNEX VIII    --   Existing Liens
ANNEX IX      --   Management Fees

EXHIBIT A-1   --   Form of Notice of Borrowing
EXHIBIT A-2   --   Form of Letter of Credit Request
EXHIBIT B-1   --   Form of AR Note
EXHIBIT B-2   --   Form of Revolving Note
EXHIBIT B-3   --   Form of Swingline Note
EXHIBIT C     --   Form of Borrower Pledge Agreement
EXHIBIT D     --   Form of Holdings Pledge Agreement
EXHIBIT E     --   Form of Security Agreement
EXHIBIT F     --   Form of Holdings Guaranty
EXHIBIT G     --   Adjusted EBITDA
EXHIBIT H     --   Form of Assignment Agreement


                                        (iv)

         CONSOLIDATED CREDIT AGREEMENT dated as of October 31, 1996, among UNIVERSAL OUTDOOR, INC., an Illinois corporation, the lending institutions listed from time to time on Annex I hereto (each a "Bank" and, collectively, the "Banks"), LA SALLE NATIONAL BANK, as Co-Agent and BANKERS TRUST COMPANY, as agent (the "Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.


                                W I T N E S S E T H:
                                -------------------

         WHEREAS, subject to and upon the terms and conditions set forth herein, the Banks are willing to make available to the Borrower the credit facilities provided for herein;

         NOW, THEREFORE, IT IS AGREED:

         SECTION 1.  AMOUNT AND TERMS OF CREDIT.

         1.011 COMMITMENT. (A) Subject to and upon the terms and conditions herein set forth, each Bank severally agrees to make or continue loans (together with the Swingline Loans referred to below, each a "Loan" and, collectively, the "Loans") to the Borrower, which Loans shall be drawn or continued, as the case may be, to the extent such Bank has a commitment under such Facility, under the AR Facility and the Revolving Facility, as set forth below:

         (a) Loans under the AR Facility (each an "AR Loan" and, collectively, the "AR Loans") (i) may be made at any time and from time to time on and after the Consolidation Date and prior to the AR Termination Date, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all AR Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Loans of the same Type, (iii) may be repaid and, prior to the AR Termination Date, be reborrowed in accordance with the provisions hereof and (iv) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when combined with the aggregate outstanding principal amount of all other AR Loans of such Bank, equals the AR Commitment, if any, of such Bank at such time.

          (b) Loans under the Revolving Facility (each a "Revolving Loan" and, collectively, the "Revolving Loans") (i) may be made at any time and from time to time on and after the Consolidation Date and prior to the Expiry Date, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Loans of the same Type, (iii) may be repaid and be reborrowed in accordance with the provisions hereof and (iv) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when combined with the aggregate outstanding principal amount of all other Revolving Loans of such Bank and with such Bank's Adjusted
     RC Percentage of the sum of (x) the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (y) the outstanding principal amount of Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, equals (1) if such Bank is a Non-Defaulting Bank, the Adjusted Revolving Commitment of such Bank at such time and (2) if such Bank is a Defaulting Bank, the Revolving Commitment of such Bank at such time.

          (B) (a) Subject to and upon the terms and conditions herein set forth, BTCo in its individual capacity agrees to make at any time and from time to time on or after the Consolidation Date and prior to the Swingline Expiry Date, a loan or loans to the Borrower (each a "Swingline Loan," and, collectively, the "Swingline Loans"), which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans made by Non-Defaulting Banks then outstanding and the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Swingline Loans) at such time, an amount equal to the Adjusted Total Revolving Commitment then in effect and
(iv) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. BTCo will not make a Swingline Loan after it has received written notice from the Required Banks that one or more of the applicable conditions to Credit Events specified in Section 5.01 are not then satisfied.

          (b) On any Business Day, BTCo may, in its sole discretion, give notice to the Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (PROVIDED that each such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 9.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 9), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all Banks PRO RATA based on each Bank's Adjusted RC Percentage, and the proceeds thereof shall be applied directly to repay BTCo for such outstanding Swingline Loans. Each Bank hereby irrevocably agrees to make Base Rate Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by BTCo notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) that any conditions specified in Section 5 may not be then satisfied, (iii) that a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) any reduction in the Total Revolving Commitment or the Adjusted Total Revolving Commitment after any such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Bank (other than BTCo) hereby agrees that it shall forthwith purchase from BTCo (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause the Banks to share in such Swingline Loans ratably based upon their respective Adjusted RC Percentages, provided that all interest payable on the Swingline Loans shall be for the account of BTCo until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the Bank purchasing same from and after such date of purchase.

          1.012 MINIMUM BORROWING AMOUNTS, ETC. The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount.
 More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than seven Borrowings of Eurodollar Loans hereunder.

          1.013 NOTICE OF BORROWING, ETC. (a) Whenever the Borrower desires to incur AR Loans or Revolving Loans, it shall give the Agent at its Notice Office, prior to 11:00 A.M. (New York time), at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder. Each such notice (each a "Notice of Borrowing") shall be in the form of Exhibit A-1 and shall be irrevocable and shall specify (i) the Facility pursuant to which each Borrowing is being made, (ii) the aggregate principal amount of the Loans to be made pursuant to each Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether any respective Borrowing shall consist of Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

          (b) (i) Whenever the Borrower desires to make a Borrowing of Swingline Loans hereunder, it shall give BTCo, prior to 11:00 A.M. (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business Day) and
(y) the aggregate principal amount of the Swingline Loan to be made pursuant to such Borrowing.

          (ii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(B)(b), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

          (c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Agent's record of the terms of such telephonic notice.

          1.014 DISBURSEMENT OF FUNDS. (a) No later than 1:00 P.M. (New York time) on the date specified in a Notice of Borrowing, each Bank with a Commitment under the respective Facility will make available its PRO RATA share of each Borrowing requested to be made on such date in the manner provided below, provided that Swingline Loans shall be made available by BTCo no later than 2:00 P.M. (New York time) on the date requested. All such amounts shall be made available to the Agent in U.S. dollars and immediately available funds at the Payment Office and the Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Agent its portion of the Borrowing or Borrowings to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made available same to the Borrower, the Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover on demand from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Bank, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with
Section 1.08, for the respective Loans.

          (b) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

          1.015 NOTES. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made to it by each Bank shall be evidenced (i) if AR Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each an "AR Note" and, collectively, the "AR Notes"), (ii) if Revolving Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each a "Revolving Note" and, collectively, the "Revolving Notes") and (iii) if Swingline Loans, by a promissory note substantially in the form of Exhibit B-3 with blanks appropriately completed in conformity herewith (the "Swingline Note").

          (b)  The AR Note issued to each Bank with an AR Commitment shall
(i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Consolidation Date, (iii) be in a stated principal amount equal to the AR Commitment of such Bank and be payable in the principal amount of the AR Loans evidenced thereby, (iv) mature on the AR Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in
Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (c) The Revolving Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Consolidation Date, (iii) be in a stated principal amount equal to the Revolving Commitment of such Bank and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Expiry Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in
Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (d) The Swingline Note issued to BTCo shall (i) be executed by the Borrower, (ii) be payable to the order of BTCo and be dated the Consolidation Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in Section 1.08 in respect of the Base Rate Loans evidenced thereby and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

          (e) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans.

          1.016 CONVERSIONS. The Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans owing pursuant to a single Facility into a Borrowing or Borrowings pursuant to such Facility of another Type of Loan (with Swingline Loans at all times to be maintained as Base Rate Loans), provided that (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto and no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans if any violation of Section 9.01 or any Event of Default is then in existence to the extent that the Agent or the Required Banks have determined that any such conversion at such time would be disadvantageous to the Banks and (iii) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Borrower giving the Agent at its Notice Office, prior to 11:00 A.M. (New York time), at least three Business Days' (or two Business Days', in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

          1.017 PRO RATA BORROWINGS. All AR Loans and all Revolving Loans shall be made by the Banks PRO RATA on the basis of their respective Adjusted AR Percentages and Adjusted RC Percentages, as the case may be. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

          1.08 INTEREST. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Base Rate Margin plus the Base Rate in effect from time to time.

          (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Eurodollar Margin plus the relevant Eurodollar Rate.

          (c) All overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Base Rate Margin, provided that no Loan shall bear interest after maturity (whether by acceleration or otherwise) at a rate per annum less than 2% plus the rate of interest applicable thereto at maturity.

          (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each February, May, August and November, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six months, on the date occurring three months after the first day of such Interest Period and (iii) in respect of each Loan, on any prepayment or conversion (other than the prepayment and conversion of Loans that are Base Rate Loans) (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (e) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

          (f) The Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof.

          1.09 INTEREST PERIODS. (a) At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

          (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

         (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

        (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

         (iv) no Interest Period shall extend beyond (x) in the case of AR Loans, the AR Maturity Date and (y) in the case of Revolving Loans, the Expiry Date;

          (v) no Interest Period with respect to any Borrowing of AR Loans may be elected that would extend beyond any date upon which a Scheduled Repayment is required to be made if, after giving effect to the selection of such Interest Period, the aggregate principal amount of AR Loans maintained as Eurodollar Loans with Interest Periods ending after such date would exceed the aggregate principal amount of AR Loans permitted to be outstanding after such Scheduled Repayment; and

         (vi) no Interest Period may be elected at any time when a violation of Section 9.01 or an Event of Default is then in existence if the Agent or the Required Banks have determined that such an election at such time would be disadvantageous to the Banks.

          (b) If upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

          1.10 INCREASED COSTS, ILLEGALITY, ETC. (a) In the event that (x) in the case of clause (i) below, the Agent or (y) in the case of clauses (ii) and (iii) below, any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

          (i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the Restatement Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

         (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Restatement Effective Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting such Bank, the interbank Eurodollar market or the position of such Bank in such market; or

        (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Restatement Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Agent in the case of clause
(i) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Bank pursuant to Section 1.10(a)(ii) or (iii), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan, provided that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

          (c) If any Bank shall have determined that after the Restatement Effective Date, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

          1.11 COMPENSATION. (a) The Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding in any event the loss of anticipated profits) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment, repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto;
(iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Sections 1.10(b) and 1.13.

          (b) Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 1.10, 2.06 or 4.04 is given by any Bank more than 180 days after such Bank obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs of the type described in such Section, such Bank shall not be entitled to compensation under Section 1.10, 2.06 or 4.04 for any amounts incurred or accruing prior to the giving of such notice to the Borrower.

          1.12 CHANGE OF LENDING OFFICE. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.10(c), 2.06 or 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this
Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 1.10, 2.06 or 4.04.

          1.13 REPLACEMENT OF BANKS. (x) Upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), 2.06 or Section 4.04 with respect to any Bank which results in such Bank charging to the Borrower increased costs in excess of those being generally charged by the other Banks, (y) if a Bank becomes a Defaulting Bank and/or (z) in the case of a refusal by a Bank to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Banks or Super Majority Banks, as the case may be, as provided in Section 12.12, the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Bank (the "Replaced Bank") with one or more other transferee or transferees who shall be acceptable to the Agent and none of whom shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank") reasonably acceptable to the Agent, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said
Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of the Replaced Bank and, in connection therewith, shall pay to the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01 and (ii) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions applicable to the Replaced Bank under this Agreement, which shall survive as to such Replaced Bank.

          SECTION 2.  LETTERS OF CREDIT.

          2.01 LETTERS OF CREDIT. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request that a Letter of Credit Issuer at any time and from time to time on or after the Restatement Effective Date and prior to the Expiry Date to issue, for the account of the Borrower and in support of such standby obligations of the Borrower that are acceptable to the Agent (each such letter of credit a "Letter of Credit" and, collectively, the "Letters of Credit"), and subject to and upon the terms and conditions herein set forth the Letter of Credit Issuer agrees to issue from time to time, irrevocable letters of credit denominated in U.S. dollars in such form as may be approved by the Letter of Credit Issuer and the Agent. Letters of Credit shall include the Existing Letters of Credit, which shall be deemed issued, for purposes of Sections 2.05(a), 3.01(b) and 3.01(c), on the Restatement Effective Date.

          (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued, the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) $5,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans made by Non-Defaulting

Banks and Swingline Loans then outstanding, the Adjusted Total Revolving Commitment at such time; and (ii) each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit's date of issuance (other than Existing Letters of Credit) although any Letter of Credit may be extendable for successive periods of up to 12 months, but not beyond the Business Day next preceding the Expiry Date, on terms acceptable to the Letter of Credit Issuer and in no event shall any Letter of Credit have an expiry date occurring later than the Business Day next preceding the Expiry Date.

          (c) Notwithstanding the foregoing, in the event a Bank Default exists, the Letter of Credit Issuer shall not be required to issue any Letter of Credit unless the Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate the Letter of Credit Issuer's risk with respect to the participation in Letters of Credit of the Defaulting Bank or Banks, including by cash collateralizing such Defaulting Bank's or Banks' Percentage of the Letter of Credit Outstandings.

          2.02 MINIMUM STATED AMOUNT. The initial Stated Amount of each Letter of Credit shall be not less than $25,000 or such lesser amount acceptable to the Letter of Credit Issuer.

          2.03  LETTER OF CREDIT REQUESTS; NOTICES OF ISSUANCE.  (a)
Whenever it desires that a Letter of Credit be issued after the Initial Borrowing Date, the Borrower shall give the Agent and the Letter of Credit Issuer written notice (including by way of telecopier) in the form of Exhibit A-2 thereof prior to 1:00 P.M. (New York time) at least three Business Days (or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each a "Letter of Credit Request"), which Letter of Credit Request shall include any other documents that the Letter of Credit Issuer customarily requires in connection therewith.

          (b) The Letter of Credit Issuer shall, promptly after each issuance of a Letter of Credit by it, give the Agent, each Bank and the Borrower written notice of the issuance of such Letter of Credit, accompanied by a copy to the Agent of the Letter of Credit or Letters of Credit issued by it.

          2.04 AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS. (a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Agent at the Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date on which the Borrower is notified by the Letter of Credit Issuer of such payment or disbursement with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit

                                    -13

Issuer is reimbursed therefor at a rate per annum which shall be the Applicable Margin in excess of the Base Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of payment or disbursement), such interest also to be payable on demand.

          (b) The Borrower's obligation under this Section 2.04 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Letter of Credit Issuer, the Agent or any Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; PROVIDED, HOWEVER, that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

          2.05 LETTER OF CREDIT PARTICIPATIONS. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, (and on the Restatement Effective Date with respect to any Existing Letter of Credit), the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Bank, and each such Bank (each a "Participant") shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Bank's Adjusted RC Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Agent for the account of the Banks as provided in Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing
Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments or Adjusted RC Percentages of the Banks pursuant to Section 12.04(b) or upon a Bank Default, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this
Section 2.05 to reflect the new Adjusted RC Percentages of the assigning and assignee Bank or of all Banks, as the case may be.

          (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

          (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to Section 2.04(a), the Letter of Credit Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Agent for the account of the Letter of Credit Issuer, the amount of such Participant's Adjusted RC Percentage of such payment in U.S. dollars and in same day funds; PROVIDED, HOWEVER, that no Participant shall be obligated to pay to the Agent its Adjusted RC Percentage of such unreimbursed amount for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Agent so notifies any Participant required to fund an Unpaid Drawing under a Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Agent for the account of the Letter of Credit Issuer such Participant's Adjusted RC Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Adjusted RC Percentage of the amount of such Unpaid Drawing available to the Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Agent for the account of the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Effective Rate. The failure of any Participant to make available to the Agent for the account of the Letter of Credit Issuer its Adjusted RC Percentage of any Unpaid Drawing under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Agent for the account of the Letter of Credit Issuer its Adjusted RC Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Agent for the account of the Letter of Credit Issuer such other Participant's Adjusted RC Percentage of any such payment.

          (d) Whenever the Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Agent and the Agent shall promptly pay to each Participant which has paid its Adjusted RC Percentage thereof, in U.S. dollars and in same day funds, an amount equal to such Participant's Adjusted RC Percentage of the principal amount thereof and interest thereon accruing at the overnight Federal Funds Effective Rate after the purchase of the respective participations.

          (e) The obligations of the Participants to make payments to the Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no Participant shall be required to make payments resulting from the Agent's gross negligence or willful misconduct) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

          (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Letter of Credit Issuer, any Bank or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

          (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

          (v)   the occurrence of any Default or Event of Default.

          (f) To the extent the Letter of Credit Issuer is not indemnified by the Borrower, the Participants will reimburse and indemnify the Letter of Credit Issuer, in proportion to their respective Adjusted RC Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; PROVIDED that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Letter of Credit Issuer's gross negligence or willful misconduct.

          2.06 INCREASED COSTS. If at any time after the Restatement Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or any Bank with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Letter of Credit Issuer or such Bank's participation therein, or (ii) shall impose on the Letter of Credit Issuer or any Bank any other conditions affecting this Agreement, any Letter of Credit or such Bank's participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Bank of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Bank hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by the Letter of Credit Issuer or such Bank (a copy of which notice shall be sent by the Letter of Credit Issuer or such Bank to the Agent), the Borrower shall pay to the Letter of Credit Issuer or such Bank such additional amount or amounts as will compensate the Letter of Credit Issuer or such Bank for such increased cost or reduction. A certificate submitted to the Borrower by the Letter of Credit Issuer or such Bank, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Bank to the Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Bank as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.06 upon the subsequent receipt thereof.

          SECTION 3.  FEES; COMMITMENTS.

          3.01 FEES. (a) The Borrower agrees to pay to the Agent a commitment commission ("AR Commitment Commission") for the account of each Non-Defaulting Bank with an AR Commitment for the period from and including the Restatement Effective Date to, but not including, the AR Termination Date, or, if earlier, the date upon which the Total AR Commitment has been terminated, computed at a rate for each day equal to 1/2 of 1% per annum on such Bank's unutilized AR Commitment on such day. Such AR Commitment Commission shall be due and payable in arrears on the last Business Day of each February, May, August and November and on the AR Termination Date.

          (b) The Borrower agrees to pay to the Agent a commitment commission ("RC Commitment Commission") for the account of each Non-Defaulting Bank with a Revolving Commitment for the period from and including the Restatement Effective Date to, but not including, the Expiry Date, or, if earlier, the date upon which the Total Revolving Commitment has been terminated, computed at a rate for each day equal to 1/2 of 1% per annum on such Bank's Unutilized Revolving Commitment on such day. Such RC Commitment Commission shall be due and payable in arrears on the last Business Day of each February, May, August and November and on the Expiry Date, or, if earlier, the date upon which the Total Revolving Commitment is terminated.

          (c) The Borrower agrees to pay to the Agent for the account of each Non-Defaulting Bank with a Revolving Commitment PRO RATA on the basis of their respective Adjusted RC Percentages, a fee in respect of each Letter of Credit (the "Letter of Credit Fee") computed for each day at the rate equal to the Applicable Eurodollar Margin then in effect on the Stated Amount of such Letter of Credit on such day. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each February, May, August and November of each year and on the date upon which the Total Revolving Commitment is terminated.

          (d) The Borrower agrees to pay directly to the Letter of Credit Issuer a fee in respect of each Letter of Credit (the "Facing Fee") computed for each day at the rate of 1/4 of 1% per annum on the Stated Amount of such Letter of Credit on such day provided that in no event shall the annual Facing Fee be less than $500. Accrued Facing Fees shall be due and payable quarterly in arrears on the last Business Day of each February, May, August and November of each year and on the date upon which the Total Revolving Commitment is terminated.

          (e) The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit such amount as shall at the time of such issuance, payment or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, payments under or amendments of, letters of credit issued by it.

          (f) The Borrower shall pay to the Agent for its own account such other fees as agreed to between the Borrower and the Agent, when and as due.

          (g)  All computations of Fees shall be made in accordance with
Section 12.07(b).

          3.02 VOLUNTARY REDUCTION OF COMMITMENTS. Upon at least three Business Days' prior written notice (or telephonic notice confirmed in writing) to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the unutilized Total AR Commitment and/or the Unutilized Total Revolving Commitment, provided that (w) any such termination shall apply to proportionately and permanently reduce the AR Commitment and/or Revolving Commitment, as the case may be, of each Bank, (x) no such reduction shall reduce any Non-Defaulting Bank's AR Commitment to an amount that is less than the outstanding AR Loans of such Bank, (y) no such reduction shall reduce any Non-Defaulting Bank's Revolving Commitment to an amount that is less than the sum of (A) the outstanding Revolving Loans of such Bank and (B) such Bank's Adjusted RC Percentage of outstanding Swingline Loans and of Letter of Credit Outstandings and (z) any partial reduction pursuant to this Section 3.02 of either the Total AR Commitment or the Total Revolving Commitment shall be in the amount of at least $1,000,000.

          3.03 MANDATORY ADJUSTMENTS OF COMMITMENTS, ETC. (a) The Total AR Commitment shall terminate on the earlier of (x) the AR Termination Date and
(y) the date on which any Change of Control occurs.

          (b) The Total Revolving Commitment shall terminate on the earlier of (x) the Expiry Date and (y) the date on which any Change of Control occurs.

          (c) The Total AR Commitment shall be reduced, at the time that any required mandatory repayment of AR Loans would be made prior to the AR Termination Date pursuant to Section 4.02(A)(c), (e) or (f) if AR Loans were then outstanding, in the amount of such required repayment (determined as if an unlimited amount of AR Loans were then outstanding).

          (d) Each partial reduction of the Total AR Commitment pursuant to this Section 3.03 shall apply proportionately to the AR Commitment, if any, of each Bank.

          SECTION 4.  PAYMENTS.

          4.01 VOLUNTARY PREPAYMENTS. The Borrower shall have the right to prepay Loans in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) the Borrower shall give the Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are AR Loans, Revolving Loans or Swingline Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower at least one Business Day prior to the date of such prepayment with respect to Base Rate Loans (except that any such notice with respect to Swingline Loans may be given prior to 1:00 P.M. (New York time) on the date of prepayment) and two Business Days prior to the date of such prepayment with respect to Eurodollar Loans, which notice shall promptly be transmitted by the Agent to each of the Banks; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $500,000 and, if greater, in an integral multiple of $100,000, provided that (x) Swingline Loans may be prepaid in an aggregate amount of at least $250,000 and (y) no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Eurodollar Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) at the time of any prepayment of Eurodollar Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.11; (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied PRO RATA among such Loans, provided, that at the Borrower's election in connection with any prepayment pursuant to this Section 4.01 of (x) AR Loans prior to the AR Termination Date or (y) Revolving Loans, such prepayment shall not be applied to any AR Loans or Revolving Loans, as the case may be, of a Defaulting Bank; and (v) each prepayment made after the AR Termination Date of AR Loans pursuant to this Section 4.01 shall reduce the remaining Scheduled Repayments on a PRO RATA basis (based upon the then remaining principal amount of each such Scheduled Repayment).

          4.02  MANDATORY PREPAYMENTS.

          (A)  REQUIREMENTS:

          (a) (i) If on any date prior to the AR Termination Date the aggregate outstanding principal amount of AR Loans made by Non-Defaulting Banks exceeds the Adjusted Total AR Commitment as then in effect, the Borrower shall repay on such date the principal of AR Loans of Non-Defaulting Banks in an aggregate amount equal to such excess.

          (ii) If on any date prior to the AR Termination Date the aggregate outstanding principal amount of the AR Loans made by a Defaulting Bank exceeds the AR Commitment of such Defaulting Bank, the Borrower shall repay principal of the AR Loans of such Defaulting Bank in an amount equal to such excess.

          (iii) If on any date the sum of the aggregate outstanding principal amount of Revolving Loans made by Non-Defaulting Banks, Swingline Loans and the Letter of Credit Outstandings exceeds the Adjusted Total Revolving Commitment as then in effect, the Borrower shall repay on such date the principal of Swingline Loans, and if no Swingline Loans are or remain outstanding, Revolving Loans of Non-Defaulting Banks, in an aggregate amount equal to such excess. If, after giving effect to the repayment of all outstanding Swingline Loans and Revolving Loans of Non-Defaulting Banks, the aggregate amount of Letter of Credit Outstandings exceeds the Adjusted Total Revolving Commitment then in effect, the Borrower shall pay to the Agent an amount in cash and/or Cash Equivalents equal to such excess and the Agent shall hold such payment as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Agent (which shall permit certain investments in Cash Equivalents satisfactory to the Agent, until the proceeds are applied to the secured obligations).

          (iv) If on any date the aggregate outstanding principal amount of the Revolving Loans made by a Defaulting Bank exceeds the Revolving Commitment of such Defaulting Bank, the Borrower shall repay principal of the Revolving Loans of such Defaulting Bank in an amount equal to such excess.

          (b) On each date set forth below, the Borrower shall be required to repay the AR Repayment Percentage of the principal amount of AR Loans set forth opposite such date (each such repayment, a "Scheduled Repayment").


     Date                                                         AMOUNT
     ----                                                      -----------
December 31, 1999                                              $10,625,000
March 31, 2000                                                 $10,625,000
June 30, 2000                                                  $10,625,000
September 30, 2000                                             $10,625,000
December 31, 2000                                              $13,281,250
March 31, 2001                                                 $13,281,250
June 30, 2001                                                  $13,281,250
September 30, 2001                                             $13,281,250
December 31, 2001                                              $14,609,375
March 31, 2002                                                 $14,609,375
June 30, 2003                                                  $14,609,375
September 30, 2002                                             $14,609,375
December 31, 2002                                              $14,609,375
March 31, 2003                                                 $14,609,375
June 30, 2003                                                  $14,609,375
AR Maturity Date                                               $14,609,375


          (c) On the Business Day following the date of receipt thereof by Holdings, the Borrower and/or any of its Subsidiaries of the Cash Proceeds from any Asset Sale, an amount equal to 100% of the Net Cash Proceeds from such Asset Sale shall be applied as a mandatory repayment of the principal of the then outstanding AR Loans, provided that such Net Cash Proceeds from Permitted Asset Sales shall not be required to be used to so repay Loans to the extent the Borrower elects, as hereinafter provided, to cause such Net Cash Proceeds to be reinvested in Reinvestment Assets (a "Reinvestment Election"). The Borrower may exercise its Reinvestment Election (within the parameters specified in the preceding sentence) with respect to an Asset Sale if (x) no Default or Event of Default exists and (y) the Borrower delivers a Reinvestment Notice to the Agent on the Business Day following the date of the consummation of the respective Asset Sale, with such Reinvestment Election being effective with respect to the Net Cash Proceeds of such Asset Sale equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice.

          (d) On the date of the receipt thereof by Holdings or the Borrower, as the case may be, an amount equal to 75% of the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) of any sale or issuance of equity by Holdings or the Borrower, respectively (other than equity issued to management and other employees of Holdings, the Borrower or its Subsidiaries, the exercise of any warrants outstanding on the Restatement Effective Date and/or any amount of cash received by Holdings or the Borrower in connection with any capital contributions made by any of the Designated UOH Stockholders or, in the case of the Borrower, by Holdings) shall be applied as a mandatory repayment of the principal of the then outstanding AR Loans provided that the first $5,000,000 of such proceeds in the aggregate do not have to be so applied to repay Loans.

          (e) On each date which is 90 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year ending on December 31, 1999), 50% of Excess Cash Flow for the fiscal year then last ended shall be applied as a mandatory repayment of the principal of the then outstanding AR Loans.

          (f) On the Reinvestment Prepayment Date with respect to a Reinvestment Election, an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied as a repayment of the principal of the then outstanding AR Loans.

          (g) On the date on which any Change of Control occurs, the outstanding principal amount of all Loans shall become due and payable in full.

          (B)  APPLICATION:

          (a) Each mandatory repayment made after the AR Termination Date of AR Loans pursuant to Section 4.02(A) (other than pursuant to clause (a) or (b) thereof) shall be applied to reduce the Scheduled Repayments on a PRO RATA basis (based upon the then remaining outstanding principal amount of each such Scheduled Repayment).

          (b) With respect to each prepayment of Loans required by Section 4.02, the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made, provided that (i) Eurodollar Loans may so be designated for prepayment pursuant to this Section 4.02 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans made pursuant to such Facility with Interest Periods ending on such date of required prepayment and all Base Rate Loans made pursuant to such Facility have been paid in full; (ii) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Borrowing, such Borrowing shall be immediately converted into Base Rate

Loans; (iii) each prepayment of any AR Loans or Revolving Loans made by Non-Defaulting Banks pursuant to a Borrowing shall be applied PRO RATA among such AR Loans or Revolving Loans, as the case may be; and (iv) each prepayment of any AR Loans or Revolving Loans made by Defaulting Banks pursuant to a Borrowing shall be applied PRO RATA among such AR Loans or Revolving Loans, as the case may be. In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

          4.03 METHOD AND PLACE OF PAYMENT. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent for the ratable (based on its PRO RATA share) account of the Banks entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written notice by the Borrower to the Agent to make a payment from the funds in the Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

          4.04 NET PAYMENTS. (a) All payments made by the Borrower hereunder, under any Note or any other Credit Document, will be made without setoff, counterclaim or other defense. Except as provided for in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income (or any franchise tax) of a Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Bank is located) and all interest, penalties or similar liabilities with respect thereto (collectively, "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due hereunder, under any Note or under any other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note or in such other Credit Document. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, then the

Borrower shall also reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income of such Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Bank is located or of any political subdivision or taxing authority of any such jurisdiction and for any withholding of income or similar taxes imposed by the United States of America as such Bank shall determine are payable by, or withheld from, such Bank in respect of Taxes paid to or on behalf of such Bank pursuant to this or the preceding sentence. The Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Agent and each Bank, and reimburse the Agent or such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Bank.

          (b) Each Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes agrees (i) to provide to the Borrower on or prior to the Initial Borrowing Date two original signed copies of Internal Revenue Service Form 4224 or Form 1001 certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement, under any Note and under any other Credit Document and (ii) that,
(x) to the extent legally entitled to do so, with respect to a Bank that is an assignee or transferee of an interest under this Agreement pursuant to
Section 12.04 hereof (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), upon the date of such assignment or transfer to such Bank, and (y) with respect to any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes (including, without limitation, any assignee or transferee), from time to time, upon the reasonable request by the Borrower or the Agent after the Restatement Effective Date, such Bank will provide to each of the Borrower and the Agent two original signed copies of Internal Revenue Service Form 4224 or Form 1001 (or any successor forms) certifying to such Bank's entitlement to a complete exemption from, or reduction in, United States withholding tax with respect to payments to be made under this Agreement, under any Note and under any other Credit Document. Notwithstanding anything to the contrary contained in
Section 4.04(a), the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder (without any obligation under Section 4.04(a) to pay the respective Bank such taxes or any additional amounts with respect thereto) for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes and which has not provided to the Borrower such forms required to be provided to the Borrower by a Bank pursuant to the first sentence of this Section 4.04(b), provided that if the Borrower shall so deduct or withhold any such taxes, it shall provide a statement to the Agent and such Bank, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Bank may reasonably request for assisting such Bank in obtaining any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Bank is subject to tax. Notwithstanding anything to the contrary contained in the preceding sentence, the Borrower agrees to indemnify each Bank in the manner set forth in Section 4.04(a) in respect of any amounts deducted or withheld by it as described in the previous sentence as a result of any changes after the Restatement Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

          SECTION 5.  CONDITIONS PRECEDENT.

          5.01 CONDITIONS PRECEDENT TO ALL CREDIT EVENTS. The obligation of the Banks to make each Loan and of the Letter of Credit Issuer to issue each Letter of Credit is subject, at the time thereof, to the satisfaction of the following conditions:

          (a) NOTICE OF BORROWING. The Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.02 or a Letter of Credit Request meeting the requirements of Section 2.03.

          (b) NO DEFAULT; REPRESENTATIONS AND WARRANTIES. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier date.

          (c) TESTED BORROWINGS. At the time of incurring any Tested Borrowing, each of the covenants set forth in Sections 8.11 through 8.14 shall have been satisfied as of, and no Event of Default under Section 9.08(B) or (C) shall exist as of, the Measurement Date relating to such Tested Borrowing determined on a PRO FORMA basis as if such Tested Borrowing occurred on such Measurement Date and, in the case of a Tested Borrowing financing a Permitted Acquisition, such Permitted Acquisition was consummated on the first day of the 12-month period ending on such Measurement Date.

          The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Agent and each of the Banks that all of the applicable conditions specified above exist as of that time.

          SECTION 6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. In order to induce the Banks to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties to, and agreements with, the Banks, all of which shall survive the execution and delivery of this Agreement and the making of the Loans.

          6.01 CORPORATE STATUS. Each of Holdings, the Borrower and its Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

          6.02 CORPORATE POWER AND AUTHORITY. Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. Each Credit Party has duly executed and delivered each Transaction Document to which it is a party and each such Transaction Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms.

          6.03 NO VIOLATION. Neither the execution, delivery and performance by any Credit Party of the Transaction Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which Holdings, the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the Charter or By-Laws of any Credit Party or any of its Subsidiaries.

          6.04 LITIGATION. There are no actions, suits or proceedings pending or, to the Borrower's knowledge, threatened with respect to Holdings, the Borrower or any of its Subsidiaries (i) that are likely to have a Material Adverse Effect or (ii) that could reasonably be expected to have a material adverse effect on the rights or remedies of the

Banks or on the ability of the Credit Parties to perform their obligations to them under the Credit Documents.

          6.05 USE OF PROCEEDS; MARGIN REGULATIONS. (a) The proceeds of AR Loans may be used to finance Permitted Acquisitions.

          (b) The proceeds of Revolving Loans and Swingline Loans may be used for the general corporate and working capital purposes of the Borrower and its Subsidiaries.

          (c) Neither the making or continuance of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U or to extend credit for the purpose of purchasing or carrying any Margin Stock.

          6.06 GOVERNMENTAL APPROVALS. Except for filings and recordings in connection with the Security Documents, and those items listed on Annex III, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, that has not been obtained or made is required to authorize or is required in connection with (i) the execution, delivery and performance of any Transaction Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

          6.07 INVESTMENT COMPANY ACT. None of Holdings, the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          6.08 PUBLIC UTILITY HOLDING COMPANY ACT. None of Holdings, the Borrower or any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          6.09 TRUE AND COMPLETE DISCLOSURE. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings, the Borrower or any of its Subsidiaries in writing to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Person in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and PRO FORMA financial information contained in such materials are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to the Borrower which would have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Banks for use in connection with the transactions contemplated hereby.

          6.10 FINANCIAL CONDITION; FINANCIAL STATEMENTS. (a) On and as of the Restatement Effective Date, on a PRO forma basis after giving effect to the Transaction and to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, in connection therewith, (x) the sum of the assets, at a fair valuation, of the Borrower and its Subsidiaries, and of Holdings and is Subsidiaries, taken as a whole will exceed their debts, (y) the Borrower and its Subsidiaries, and Holdings and its Subsidiaries, taken as a whole will not have incurred or intended to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature and
(z) the Borrower and its Subsidiaries, and Holdings and its Subsidiaries, taken as a whole will not have unreasonably small capital with which to conduct their business. For purposes of this Section 6.10, "debt" means any liability on a claim, and "claim" means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          (b)(i) The consolidated balance sheet of Holdings and of the Borrower at December 31, 1994 and December 31, 1995 and at June 30, 1996 and the related consolidated statements of operations and cash flows of Holdings and of the Borrower for the fiscal years or six months ended as of said dates, which, in the case of the annual financial statements, have been examined by Price Waterhouse LLP, independent certified public accountants, who delivered an unqualified opinion in respect therewith, (ii) the Financial Statements (as defined in the Acquisition Agreement) of OAH and its Subsidiaries and (iii) the PRO FORMA consolidated balance sheet of the Borrower as of June 30, 1996, copies of which have heretofore been furnished to each Bank, present fairly the financial position of such entities at the dates of said statements and the results for the period covered thereby (or, in the case of the PRO FORMA balance sheet, presents a good faith estimate of the consolidated PRO FORMA financial condition of the Borrower (after giving effect to the Transaction and the related financing thereof) at the date thereof) in accordance with

GAAP, except to the extent provided in the notes to said financial statements. All such financial statements (other than the aforesaid PRO forma balance sheets) have been prepared in accordance with generally accepted accounting principles and practices consistently applied except to the extent provided in the notes to said financial statements. Except for the incurrence of Indebtedness to finance the Acquisition, nothing has occurred since December 31, 1995 that has had or could reasonably be expected to have a Material Adverse Effect.

          (c) Except as reflected in the financial statements and the notes thereto described in Section 6.10(b), there were as of the Restatement Effective Date no liabilities or obligations with respect to Holdings, the Borrower or any of its Subsidiaries of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Borrower and its Subsidiaries, and to Holdings and its Subsidiaries, taken as a whole, except as incurred in the ordinary course of business consistent with past practices subsequent to December 31, 1995 and except for the Indebtedness incurred pursuant to the Original Credit Agreements or to finance the Acquisition.

          6.11 SECURITY INTERESTS. On and after the Restatement Effective Date (or the date of the execution and delivery thereof, in the case of all Security Documents first executed after such date), each of the Security Documents create, as security for the Obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except (x) that the Security Agreement Collateral may be subject to the security interests evidenced by Permitted Liens relating thereto and (y) the Mortgaged Properties may be subject to Permitted Encumbrances relating thereto), in favor of the Collateral Agent for the benefit of the Banks. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document (other than the Pledge Agreements) which shall have been made upon or prior to (or are the subject of arrangements, satisfactory to the Agent, for filing on or promptly after the date of) the execution and delivery thereof.

          6.12 REPRESENTATIONS AND WARRANTIES IN TRANSACTION DOCUMENTS. All representations and warranties set forth in the Transaction Documents were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Restatement Effective Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

          6.13 CONSUMMATION OF TRANSACTION. As of the Restatement Effective Date, the Transaction shall have been consummated in accordance with the terms and conditions of the Transaction Documents and all applicable laws. All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the consummation of the Transaction. As of the Restatement Effective Date, there does not exist any judgment, order, or injunction prohibiting the consummation of the Transaction, or the making of Loans or the performance by the Borrower of its obligations under the Documents.

          6.14 TAX RETURNS AND PAYMENTS. Each of Holdings, the Borrower and its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. Holdings, the Borrower and its Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

          6.15 COMPLIANCE WITH ERISA. Each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for an extension of any amortization period within the meaning of
Section 412 of the Code; neither the Borrower, nor any Subsidiary nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069,
4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the
Code or expects to incur any liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $150,000; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists or is likely to arise on account of any Plan; and Holdings, the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA), except to the extent that all events described in the preceding clauses of this
Section 6.15 and then in existence would not, in the aggregate, have or be likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (within the meaning of Section 4001(a)(3) of ERISA) the representations and warranties in this Section 6.15 are made to the best knowledge of the Borrower.

          6.16 SUBSIDIARIES. (a) Annex IV hereto lists each Subsidiary of the Borrower existing on the Restatement Effective Date. The Borrower owns 100% of the outstanding capital stock of each such Subsidiary. The Borrower will at all times own directly 100% of the outstanding capital stock of all of said entities except to the extent otherwise permitted pursuant to Section 8.02.

          (b) There are no restrictions on the Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of the Borrower to the Borrower, other than prohibitions or restrictions existing under or by reason of (i) this Agreement, the other Credit Documents or any Subordinated Debt Indenture,
(ii) applicable law, (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, (iv) any restriction or encumbrance with respect to a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement, and (v) any documents or instruments governing the terms of any Indebtedness or other obligations secured by Liens permitted by Section 8.03, provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

          6.17 PATENTS, ETC. The Borrower and each of its Subsidiaries have obtained all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their businesses taken as a whole as presently conducted and as proposed to be conducted.

          6.18 POLLUTION AND OTHER REGULATIONS. (a) Each of Holdings, the Borrower and its Subsidiaries is in compliance with all Environmental Laws governing its business for which failure to comply is reasonably likely to have a Material Adverse Effect, and neither Holdings, the Borrower nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing in the manner set forth above. All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries, as conducted as of the Restatement Effective Date, under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, except such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not likely to have a

Material Adverse Effect. Neither Holdings, the Borrower nor any of its Subsidiaries is in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which Holdings, the Borrower or such Subsidiary is a party or which would affect the ability of the Borrower or such Subsidiary to operate any real property and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not likely to, in the aggregate, have a Material Adverse Effect. There are as of the Restatement Effective Date no Environmental Claims pending or, to the best knowledge of the Borrower, threatened, which
(a) challenge the validity, term or entitlement of the Borrower or any of its Subsidiaries for any permit, license, order or registration required for the operation of any facility under the Environmental Laws which the Borrower or any of its Subsidiaries operates and (b) wherein an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences concerning Holdings, the Borrower or any of its Subsidiaries, any of their operations or on any Real Property or, to the knowledge of the Borrower, on any property adjacent to any such Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower, any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries, or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

          (b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Borrower or any of its Subsidiaries or (ii) released on any Real Property, in each case where such occurrence or event individually or in the aggregate is reasonably likely to have a Material Adverse Effect.

          6.19 PROPERTIES. The Borrower and each of its Subsidiaries have good and marketable title to all properties owned by them, including all property reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, and the Financial Statements, referred to in Section 6.10(b), free and clear of all Liens, other than (i) as referred to in the consolidated balance sheet, or the Financial Statements, or, in either case, in the notes thereto or (ii) otherwise permitted by Section 8.03. Annex V contains a true and complete list of each Real Property owned or leased by the Borrower or any of its Subsidiaries on the Restatement Effective Date (other than properties that are solely sign locations) and the type of interest therein held by the Borrower or the respective Subsidiary. Holdings owns no properties or assets (other than the Tax Sharing Agreement) other than all of the capital stock of the Borrower.

          6.20 LABOR RELATIONS. Holdings, the Borrower and its Subsidiaries are not engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings, the Borrower or any of its Subsidiaries or threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of them or threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings, the Borrower or any of its Subsidiaries or threatened against any of them and (iii) no union representation question existing with respect to the employees of Holdings, the Borrower or any of its Subsidiaries and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as is not reasonably likely to have a Material Adverse Effect.

          6.21 EXISTING INDEBTEDNESS. Annex VI sets forth a true and complete list of all Indebtedness of Holdings, the Borrower and each of its Subsidiaries as of the Consolidation Date that is in excess of $5,000 for any one issue and is to remain outstanding thereafter (all such Indebtedness, of whatever size, but excluding Indebtedness hereunder, the "Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower (or issuer) and any other entity which directly or indirectly guaranteed such debt.

          SECTION 7. AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that on the Restatement Effective Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Notes are outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

          7.01  INFORMATION COVENANTS.  The Borrower will furnish to each
Bank:

          (a) ANNUAL FINANCIAL STATEMENTS. Within 90 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries and of Holdings and its Subsidiaries, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of Holdings, the Borrower or any of its Subsidiaries as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of Holdings and of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

          (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year, the consolidated balance sheet of the Borrower and its Subsidiaries and of Holdings and its Subsidiaries, as at the end of such quarterly period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer or controller of the Borrower or Holdings, as appropriate, subject to changes resulting from audit and normal year-end audit adjustments.

          (c) MONTHLY REPORTS. As soon as practicable, and in any event within 30 days, after the end of each monthly accounting period of each fiscal year the consolidated balance sheet of the Borrower and its Subsidiaries and of Holdings and its Subsidiaries, as at the end of such period, and the related consolidated statements of income and retained earnings for such period, setting forth comparative figures for the corresponding period of the previous year, all of which shall be certified by the chief financial officer or controller of the Borrower or Holdings, as appropriate, subject to changes resulting from audit and normal year-end audit adjustments.

          (d) BUDGETS; ETC. Not more than 60 days after the commencement of each fiscal year of the Borrower, a budget of the Borrower and its Subsidiaries in reasonable detail for each of the twelve months of such fiscal year. Together with each delivery of consolidated financial statements pursuant to Sections 7.01(a), (b) and (c), a comparison of the current year to date financial results against the budgets required to be submitted pursuant to this clause (d) shall be presented.

          (e) OFFICER'S CERTIFICATES. (i) At the time of the delivery of the financial statements provided for in Sections 7.01(a), (b) and (c), a certificate of the chief financial officer, controller or other Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate, shall set forth the calculations required to establish (I) the Modified Holdings Leverage Ratio for the Relevant Determination Date occurring on the last day of such fiscal year, quarter or month, (II) whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 8.11, 8.12 and 8.13, as applicable, as at the end of such fiscal period or year, as the case may be and (III) whether there was any Event of Default under Section 9.08(B) and/or 9.08(C) as at the end of such fiscal period.

          (ii) At the time of any incurrence of Consolidated Debt of Holdings and its Subsidiaries at a time when the Margin Reduction Discount is (or based on the last officer's certificate delivered pursuant to clause (i) above will be) greater than zero, a certificate of any of the persons specified in clause (i) above setting forth the calculations establishing the Modified Holdings Leverage Ratio after giving effect to the incurrence of such Consolidated Debt.

          (f) NOTICE OF DEFAULT OR LITIGATION. Promptly, and in any event within three Business Days after the Borrower obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (y) the commencement of or any significant development in any litigation or governmental proceeding pending against Holdings, the Borrower or any of its Subsidiaries which is likely to have a Material Adverse Effect or is likely to have a material adverse effect on the ability of the Borrower to perform its obligations hereunder or under any other Credit Document.

          (g) AUDITORS' REPORTS. Promptly upon receipt thereof, a copy of each other final report or "management letter" submitted to Holdings or the Borrower by its independent accountants in connection with any annual, interim or special audit made by it of the books of Holdings and/or the Borrower.

          (h) ENVIRONMENTAL MATTERS. Promptly upon, and in any event within 20 Business Days after an officer of Holdings, the Borrower or any Subsidiary obtains knowledge thereof, notice of one or more of the following environmental matters: (i) any pending or threatened (in writing) material Environmental Claim against, or for which liability would attach to, the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by the Borrower or any of its Subsidiaries that (a) results in material noncompliance by Holdings, the Borrower or any of its Subsidiaries with any applicable material Environmental Law or (b) would reasonably be expected to form the basis of a material Environmental Claim against, or for which liability would attach to, the Borrower or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency, and all such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower's or such Subsidiary's response thereto.

          (i) OTHER INFORMATION. Promptly upon transmission thereof, (i) copies of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the "SEC") by Holdings, the Borrower or any of its Subsidiaries and (ii) with reasonable promptness, such other information or documents (financial or otherwise) as the Agent on its own behalf or on behalf of the Required Banks may reasonably request from time to time.

          7.02 BOOKS, RECORDS AND INSPECTIONS. The Borrower will, and will cause its Subsidiaries to, permit, upon reasonable notice to the chief financial officer, controller or any other Authorized Officer of the Borrower officers and designated representatives of the Agent or the Required Banks to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever's possession, and to examine the books of account of Holdings, the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings, the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agent or the Required Banks may desire.

          7.03 INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice, provided that in no event will any such deductible or self-insured retention in respect of liability claims or in respect of casualty damage, exceed, in each such case, (i) $250,000 per occurrence or (ii) $1,000,000 in the aggregate per fiscal year. At any time that insurance at the levels described in Annex VII is not being maintained by the Borrower and its Subsidiaries, the Borrower will notify the Banks in writing thereof and, if thereafter notified by the Agent to do so, the Borrower will, and will cause its Subsidiaries to, obtain insurance at such levels at least equal to those set forth in Annex VII to the extent then generally available (but in any event within the deductible or self-insured retention limitations set forth in the preceding sentence) or otherwise as are acceptable to the Agent. The Borrower will, and will cause each of its Subsidiaries to, furnish on the Restatement Effective Date and annually thereafter to the Agent a summary of the insurance carried together with certificates of insurance and other evidence of such insurance, if any, naming the Collateral Agent as an additional insured and/or loss payee.

          7.04 PAYMENT OF TAXES. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings, the Borrower or any of its Subsidiaries, provided that neither Holdings, the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

          7.05 CONSOLIDATED CORPORATE FRANCHISES. The Borrower will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights and authority, provided that any transaction permitted by Section 8.02 will not constitute a breach of this Section 7.05.

          7.06 COMPLIANCE WITH STATUTES, ETC. The Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which would not have a Material Adverse Effect or would not have a material adverse effect on the ability of the Borrower to perform its obligations under any Credit Document.

          7.07 ERISA. As soon as possible and, in any event, within 10 days after the Borrower or any of its Subsidiaries or ERISA Affiliates knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Banks a certificate of the chief financial officer of the Borrower setting forth details as to such occurrence and such action, if any, which the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant's benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is reasonably likely to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan which has an Unfunded Current Liability has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability and there is a failure to make a required contribution, which gives rise to a lien under ERISA or the Code; that proceedings are reasonably likely to be or have been instituted to terminate a Plan which has an Unfunded Current Liability; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary or any ERISA Affiliate will or may incur any liability (including, any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201,

4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(l) or 502(l) of ERISA or that the Borrower or any Subsidiary or Holdings may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA). Upon request of a Bank, the Borrower will deliver to such Bank a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of any annual reports and any other material notices received by Holdings, the Borrower or any Subsidiary with respect to a Plan shall be delivered to the Banks no later than 10 days after the later of the date such notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants (other than notices relating to an individual participant's benefits) or received by Holdings, the Borrower or such Subsidiary.

          7.08 GOOD REPAIR. The Borrower will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to
Section 8.05, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

          7.09 END OF FISCAL YEARS; FISCAL QUARTERS. The Borrower will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries' fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries' fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

          7.10 ADDITIONAL SECURITY; FURTHER ASSURANCES. (a) No later than 30 days following the Consolidation Date, the Borrower shall deliver to the Agent a duly authorized and executed counterpart or counterparts of deeds of trust, mortgages and similar documents in form and substance reasonably satisfactory to the Agent (the "Additional Mortgages") covering all of the Real Property owned by the Borrower not subject to Mortgages on the Consolidation Date (x) which Additional Mortgages shall constitute valid and enforceable Liens superior to and prior to the rights of all third Persons and subject to no other Liens except as permitted by Section 8.03 and (y) which Additional Mortgages (or instruments related thereto) shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted thereunder and all taxes, fees and other charges payable in connection therewith shall have been paid in full, with each such Additional Mortgage to be accompanied by mortgage policies relating thereto reasonably satisfactory to the Agent.

          (b) The Borrower will, and will cause the Subsidiary Guarantors to, grant to the Collateral Agent security interests and mortgages (each a "New Mortgage") in such owned Real Property (x) of the Borrower acquired (including as a result of the merger of one or more Subsidiaries with the Borrower) after the Consolidation Date or (y) of a Subsidiary Guarantor owned on the date it first becomes a Subsidiary Guarantor or thereafter acquired, in each case as may be requested from time to time by the Agent. Such New Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Agent and shall constitute valid and enforceable Liens superior to and prior to the rights of all third Persons and subject to no other Liens except as are permitted by Section 8.03. The New Mortgages or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the New Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full, with each New Mortgage to be accompanied by mortgage policies related thereto reasonably satisfactory to the Agent.

          (c) The Borrower will, and will cause its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be requested by the Agent to assure themselves that this Section 7.10 has been complied with.

          (d) The Borrower agrees that each action required above by Section 7.10(b) or (c) shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Agent or the Required Banks, provided that in no event shall the Borrower be required to take any action, other than using its reasonable commercial efforts without any material expenditure, to obtain consents from third parties with respect to its compliance with this Section 7.10.

          7.11 CORPORATE SEPARATENESS. The Borrower will take, and will cause each of its Subsidiaries to take, all such action as is necessary to keep the operations of the Borrower and its Subsidiaries separate and apart from those of Holdings, including, without limitation, ensuring that all customary formalities regarding corporate existence, including holding regular board of directors' meetings and maintenance of corporate records, are followed. All financial statements of the Borrower and its Subsidiaries provided to creditors will clearly evidence the corporate separateness of the Borrower and its Subsidiaries from Holdings. Finally, neither the Borrower nor any of its Subsidiaries will take any action, or conduct its affairs in a manner which is likely to result in the corporate existence of Holdings on the one hand, and the Borrower and its Subsidiaries on the other, being ignored, or in the assets and liabilities of the Borrower or any of its Subsidiaries being substantively consolidated with those of Holdings in a bankruptcy, reorganization or other insolvency proceeding. No action expressly provided for in this Agreement or the other Credit Documents will breach this covenant.

          7.12 COMPLIANCE WITH ENVIRONMENTAL LAWS. (i) The Borrower will comply, and the Borrower will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except to the extent that the failure to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. If required to do so under any applicable directive or order of any governmental agency, the Borrower agrees to undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders and directives of all governmental authorities, except to the extent that the Borrower or such Subsidiary is contesting such order or directive in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by generally accepted accounting principles.

          SECTION 8. NEGATIVE COVENANTS. The Borrower hereby covenants and agrees, as of the Restatement Effective Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Notes are outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full, that:

          8.01 CHANGES IN BUSINESS. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any line of business other than the business of outdoor advertising, including transit and bus shelter, stadium, transport terminal and other similar out-of-home advertising services and any administrative or similar activities reasonably related thereto.

          8.02 CONSOLIDATION, MERGER, SALE OR PURCHASE OF ASSETS, ETC. The Borrower will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets (other than inventory or obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business) or purchase, lease or otherwise acquire all or any part of the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials and equipment in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:

          (a) any Subsidiary of the Borrower may be merged or consolidated with or into, or be liquidated into, the Borrower (so long as the Borrower is the surviving corporation) or any other Subsidiary (so long as a Subsidiary Guarantor, if a party thereto, is the surviving corporation), or all or any part of its business, properties and assets may be conveyed, leased, sold or transferred to the Borrower or any other Subsidiary Guarantor;

          (b) capital expenditures to the extent within the limitations set forth in Section 8.05 hereof;

          (c) the investments, acquisitions and transfers or dispositions of properties permitted pursuant to Section 8.06;

          (d) each of the Borrower and its Subsidiaries may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease does not create a Capitalized Lease Obligation not otherwise permitted by Section 8.04(d));

          (e) licenses or sublicenses by the Borrower and its Subsidiary of software, customer lists, trademarks and other intellectual property in the ordinary course of business, provided, that such licenses or sublicenses shall not interfere with the business of the Borrower or any Subsidiary;

          (f) other sales or dispositions of assets (I) for cash in an amount equal to the fair market value thereof as determined by the Borrower and/or
     (II) in exchange for other assets permitted to be held under Section 8.01 provided that, in each case, (i) the assets so sold or disposed of, together with all other assets, previously sold or disposed of pursuant to this clause (f) after or during the Calculation Period applicable to such sale or disposition, shall not have generated Adjusted EBITDA of the Borrower during such Calculation Period (taken as one accounting period) equal to 15% or more of the aggregate Adjusted EBITDA of the Borrower during such Calculation Period (taken as one accounting period), (ii) the assets so sold or disposed of, together with all other assets previously sold or disposed of pursuant to this clause (f) after the Restatement Effective Date, shall not have generated Adjusted EBITDA of the Borrower during the period (taken as one accounting period) commencing on the Restatement Effective Date and ending on the last day of the last month for which financial statements of the Borrower are reasonably available equal to 25% or more of the aggregate Adjusted EBITDA of the Borrower during such period (taken as one accounting period) and (iii) the Net Cash Proceeds, if any, of any such sale are applied to repay the Loans to the extent required by Section 4.02(A)(c), and, provided further, that the sale or disposition of the capital stock of any Subsidiary of the Borrower shall be prohibited unless it is for all of the outstanding capital stock of such Subsidiary owned by the Borrower;

          (g) other sales or dispositions of assets in each case to the extent the Required Banks have consented in writing thereto and subject to such conditions as may be set forth in such consent;

          (h)  any Subsidiary may be liquidated into the Borrower; and

          (i) Permitted Acquisitions provided that after giving effect thereto and the related borrowings to finance same there would be no default under Sections 8.11 through 8.14 or 9.08(B) or (C) determined on a PRO FORMA basis as if such Permitted Acquisition and the related borrowings were consummated on the first day of the 12-month period ending on the Measurement Date last to occur and with pro forma adjustments to the Consolidated EBITDA of the Person being acquired to give effect to contemplated cost savings as estimated in good faith by the Borrower and agreed to by the Agent.

          8.03 LIENS. The Borrower will not, and will notpermit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Borrower or any of its Subsidiaries) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except:

          (a) Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established;

          (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

          (c) Liens created by or pursuant to this Agreement or the other Credit Documents;

          (d) (x) Liens on assets of the Borrower and each Subsidiary existing on the Consolidation Date and listed on Part A of Annex VIII hereto, without giving effect to any subsequent extensions or renewals thereof and
     (y) immaterial Liens on assets of the Borrower and each Subsidiary existing on the Consolidation Date at the locations listed on Part B of Annex VIII;

          (e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.09 provided, that no cash or property is deposited or delivered to secure any respective judgment or award (or any appeal bond in respect thereof, except as permitted by the following clause (f));

          (f) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money) provided, that the aggregate amount of deposits at any time pursuant to this clause (f) shall not exceed
     $500,000;

          (g) Leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

          (h) Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (i) Liens arising from UCC financing statements regarding leases permitted by this Agreement;

          (j) Purchase money Liens securing payables arising from the purchase by the Borrower of any equipment or goods in the normal course of business, provided that such payables shall not constitute Indebtedness;

          (k) Any interest or title of a lessor or any lien on the interest or title of a lessor under any lease permitted by this Agreement;

          (l) Liens arising pursuant to purchase money mortgages relating to, or security interests securing Indebtedness representing the purchase price of, assets acquired by the Borrower or any Subsidiary Guarantor after the Restatement Effective Date, provided that any such Liens attach only to the assets so acquired and that all Indebtedness secured by Liens created pursuant to this clause (l) shall not exceed $5,000,000 at any time outstanding;

          (m)  Liens created pursuant to Capital Leases permitted pursuant to
     Section 8.04(d);

          (n) Liens on assets of Subsidiaries of the Borrower in favor of the Borrower;

          (o) Liens securing Indebtedness permitted by Section 8.04(i) provided that such Liens attach only to the assets (or to the assets of the Person whose stock is being) acquired; and

          (p) Liens on assets of the Borrower securing Indebtedness not in excess of $1,000,000 at any time outstanding.

          8.04 INDEBTEDNESS. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

          (b) Indebtedness owing by (i) any Subsidiary to the Borrower or another Subsidiary and (ii) the Borrower to any Subsidiary;

          (c)  Permitted Subordinated Debt;

          (d) Capitalized Lease Obligations of the Borrower or any Subsidiary Guarantor, provided that the aggregate Capitalized Lease Obligations under all Capital Leases entered into after the Restatement Effective Date shall not exceed $10,000,000;

          (e) Existing Indebtedness, without giving effect to any subsequent extension, renewal or refinancing thereof;

          (f)  Additional Subordinated Debt;

          (g) to the extent same has been assumed by the Borrower, Indebtedness evidenced by the promissory note originally executed by Holdings in favor of William H. Smith
     (the "Smith Note");

          (h) Indebtedness incurred pursuant to purchase money mortgages permitted by Section 8.03(l);

          (i) Indebtedness of a Person, or secured by assets, acquired after the Restatement Effective Date pursuant to a Permitted Acquisition provided that such Indebtedness (x) existed at the time of such Permitted Acquisition and was not created in connection therewith or in anticipation thereof, (y) is not guaranteed in any respect by the Borrower or any of its Subsidiaries, except to the extent such Person merges into, or such assets are directly acquired by, the Borrower or such Subsidiary and (z) shall not exceed in the aggregate for all Indebtedness permitted by this clause (i) $10,000,000 at any time outstanding, without giving effect to any subsequent extension, renewal or refinancing thereof; and

          (j) additional Indebtedness of the Borrower not to exceed an aggregate outstanding principal amount of $5,000,000 at any time.

          8.05 CAPITAL EXPENDITURES. (a) The Borrower will not, and will not permit any of its Subsidiaries to, incur Consolidated Capital Expenditures, provided that the Borrower and any Subsidiary Guarantor may make Consolidated Capital Expenditures (x) during the period from the Restatement Effective Date through December 31, 1996 (taken as one accounting period) in an aggregate amount not in excess of $3,000,000 plus the Additional Cap Ex for such period, (y) during the fiscal year of the Borrower ended December 31, 1997, $12,000,000 plus the Additional Cap Ex for such fiscal year and (z) during each successive fiscal year of the Borrower, in an aggregate amount not in excess of 105% of the maximum amount for the prior fiscal year, determined by excluding the Additional Cap Ex for such prior fiscal year, plus the Modified Additional Cap Ex for each such fiscal year.

          (b) In the event that the maximum amount which is permitted to be expended in respect of Consolidated Capital Expenditures during any fiscal year pursuant to Section 8.05(a) (without giving effect to this clause (b)) is not fully expended during such fiscal year, the maximum amount which may be expended during the immediately succeeding fiscal year pursuant to
Section 8.05(a) shall be increased by such unutilized amount provided that such increase shall not exceed $5,000,000 in any fiscal year.

          (c) In addition to the foregoing, the Borrower and any Subsidiary Guarantor may make Consolidated Capital Expenditures in amounts in excess of those permitted under Sections 8.05(a) and (b) provided that the amount of such additional Consolidated Capital Expenditures shall not exceed the sum of
(x) the Available ECF Amount and (y) the Available Equity Amount in each case as determined at the time of, but immediately prior to, the making thereof.

          8.06 INVESTMENTS AND LOANS. The Borrower will not make or permit to exist any Investments or Loans in or to any other Person or acquire or establish any Subsidiary, except for Permitted Investments or as permitted by the next sentence. Notwithstanding anything contained in this Section 8.06 to the contrary, Borrower may acquire 100% of the Capital Stock of any other Person if the following conditions are satisfied: (i) an Event of Default has not occurred and is continuing under this Agreement and will not occur as a result of, in connection with or after giving effect to such acquisition;
(ii) the Person being acquired engages exclusively in the business permitted to be engaged in by Borrower and its Subsidiaries pursuant to Section 8.01;
(iii) title to all of the assets acquired in such acquisition is transferred by operation of law, assignment, sale or otherwise, to Borrower within 60 days of the consummation of such acquisition provided that such transfer shall not be required if the assets are held by a Subsidiary Guarantor; and
(iv) such acquired assets are expressly made subject to the Liens created by the Security Documents.

          8.07 SUBSIDIARIES; ETC. The Borrower will not (x) sell, assign or otherwise encumber or dispose of, and will not permit any of its Subsidiaries directly or indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of, any shares of a Subsidiary's capital stock or other securities (or warrants, rights or options to acquire shares or other equity securities) of such Subsidiary, except to the Borrower (to the extent otherwise permitted hereunder) and except for dispositions permitted by Section 8.02 and (y) after the Restatement Effective Date, create or permit to be created any new Subsidiary except to the extent created in compliance with the second sentence of Section 8.06.

          8.08 PREPAYMENTS OF INDEBTEDNESS, ETC. The Borrower will not, and will not permit any of its Subsidiaries to:

          (a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of any Subordinated Debt, the Smith Note or any other Existing Indebtedness;

          (b) amend or modify, or permit the amendment or modification of, any provisions of any Subordinated Debt
     Documents; and/or

          (c) amend, modify or change in any manner adverse to the interests of the Banks the Certificate of Incorporation (including, without limitation, by the filing of any certificate of designation) or By-Laws of the Borrower or any agreement entered into by the Borrower, with respect to its capital stock, or the Acquisition Documents or enter into any new agreement in any manner adverse to the interests of the Banks with respect to the capital stock of the Borrower.

          8.09 DIVIDENDS, ETC. (a) The Borrower will not redeem, retire, purchase or otherwise acquire, directly or indirectly, any Capital Stock of Borrower or other evidence of ownership interest, or declare or pay dividends upon any Capital Stock of Borrower or make any distribution of Borrower's property or assets (any of the foregoing, a "Dividend"), provided that this
Section 8.09 will not prohibit, so long as no Event of Default shall have occurred and is continuing or would occur as a consequence thereof, (i) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Borrower from the estate of Daniel L. Simon solely out of the proceeds of any policy of insurance maintained to provide funds for such purpose, (ii) to the extent the Indebtedness evidenced by such Note has not been assumed by the Borrower, the payment of dividends to Holdings in an annual amount not to exceed $120,000 to fund payments of interest on the Smith Note, (iii) the payment of cash Dividends to Holdings to the extent the proceeds are promptly used to pay administrative costs arising in the ordinary course of business and cash interest when due on the Permitted Holdings Debt and (iv) the payment of cash Dividends to Holdings to be promptly utilized by Holdings to purchase its Common Stock (or options or warrants to purchase such Common Stock) from officers, employees and directors (or their estates) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option plan or any employee stock ownership plan or any warrant plan.

          (b) The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary or (c) transfer any of its properties or assets to the Borrower or any Subsidiary or (B) the ability of the Borrower or any other

Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of: (i) this Agreement, the other Credit Documents and any Subordinated Debt Indenture (once executed);(ii) applicable law;(iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices;(iv) any restriction or encumbrance with respect to a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; and (v) Liens permitted under Section 8.03 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

          8.10 TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, sell, lease, license, transfer, exchange, or otherwise dispose of any of its properties, assets or services to, or purchase, lease, or license the use of any property, assets or services from, or transfer funds to, or enter into any contract, agreement, understanding, loan, advance or guarantee with, to or for the benefit of, any Affiliate
(each of the foregoing, an "Affiliate Transaction," whether constituting one transaction or a series of related transactions), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated person and
(b) Borrower delivers to the Agent (i) with respect to any Affiliate
Transaction involving aggregate payments in excess of $250,000, an officers' certificate setting forth a resolution of the Board of Directors of the Borrower approved by a majority of the members of the Board of Directors (and a majority of the disinterested members of the Board of Directors, if any) certifying that such Affiliate Transaction complies with clause(a) above and
(ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $3.0 million, an opinion as to the fairness, from a financial point of view, of such Affiliate Transaction to the Borrower or such Subsidiary issued by an independent investment banking firm of national standing with total assets in excess of $1.0 billion. The foregoing limitation does not limit, and shall not apply to, (i) the payment of reasonable annual compensation to directors or executive officers of the Borrower or any Subsidiary thereof, (ii) transactions described in Annex IX hereto, provided that the fees described in Annex IX shall accrue and not be paid at any time that a Default or an Event of Default specified in Section 9.01 shall occur and be continuing or (iii) payments by the Borrower to Holdings under the Tax Sharing Agreement.

          8.11 FIXED CHARGE COVERAGE RATIO. The Borrower will not permit the ratio of (i) Adjusted EBITDA of the Borrower to (ii) Consolidated Fixed Charges of the Borrower for any 12 month period (taken as one accounting period) ending on a

Measurement Date (or if less the period from the Initial Borrowing Date to such Measurement Date) to be less than 1.00 to 1.

          8.12 MINIMUM ADJUSTED EBITDA. The Borrower will not permit Adjusted EBITDA of the Borrower for any 12 month period (taken as one accounting period) ending on a Measurement Date occurring in a period set forth below to be less than (A) the amount set forth opposite such period plus (B) the Aggregate Acquired EBITDA as of such Measurement Date:



           Period                                      Amount
           ------                                      ------

Restatement Effective Date through
     December 30, 1997                               $57,000,000

December 31, 1997 through
     December 30, 1998                               $58,400,000

December 31, 1998 through
     December 30, 1999                               $60,750,000

December 31, 1999 through
     December 30, 2000                               $65,750,000

December 31, 2000 and
     thereafter                                      $70,500,000


          8.13 SENIOR LEVERAGE RATIO. On and after the Consolidation Date the Borrower will not permit the Senior Leverage Ratio as of any Measurement Date occurring in a period set forth below to be more than the ratio set forth opposite such period:

                Period                               Ratio
                ------                               -----

     Consolidation Date through
          December 30, 1997                       5.50 to 1.0

     December 31, 1997 through
          December 30, 1998                       5.00 to 1.0

     December 31, 1998 and
          thereafter                              4.50 to 1.0


          SECTION 9. EVENTS OF DEFAULT. Upon the occurrence of any of the following specified events (each an "Event of Default"):

          9.01 PAYMENTS. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

          9.02 REPRESENTATIONS, ETC. Any representation, warranty or statement made by the Borrower herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          9.03 COVENANTS. The Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.10, 7.11 or 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Agent or the Required Banks; or

          9.04 DEFAULT UNDER OTHER AGREEMENTS. (a) Holdings, the Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or
(b) any such Indebtedness of Holdings, the Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not constitute an Event of Default pursuant to this Section 9.04 unless the principal amount of such Indebtedness exceeds $2,500,000 individually or in the aggregate at any one time; or

          9.05 BANKRUPTCY, ETC. Holdings, the Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Holdings, the Borrower or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any of its Subsidiaries; or Holdings, the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any of its Subsidiaries; or there is commenced against Holdings, the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or Holdings, the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; Holdings, the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

          9.06 ERISA. (a) A single-employer plan (as defined in Section 4001 of ERISA) established by the Borrower, any of its Subsidiaries or any ERISA Affiliate shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or shall provide security to induce the issuance of such waiver or extension, (b) any Plan is or shall have been or is likely to be terminated or the subject of termination proceedings under ERISA or an event has occurred entitling the PBGC to terminate a Plan under Section 4042(a) of ERISA, (c) any Plan shall have an Unfunded Current Liability or (d) the Borrower or a Subsidiary or any ERISA Affiliate has incurred or is likely to incur a material liability to or on account of a termination of or a withdrawal from a Plan under Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; and there shall result from any such event or events described in the preceding clauses of this Section 9.06 the imposition of a Lien upon the assets of Holdings, the Borrower or any Subsidiary, the granting of a security interest, or a liability or a material risk of incurring a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under
Section 4971 of the Code, in each case which would have, in the opinion of the Required Banks a Material Adverse Effect; or

          9.07 CREDIT DOCUMENTS. Any Security Document or Guaranty (once executed) shall cease to be in full force and effect (except as provided for therein), or any Security Document shall cease to give the Collateral Agent any Lien encumbering assets with an aggregate fair market value in excess of $2,500,000 (and, if encumbering assets with a fair market value of less than $2,500,000, for a period greater than thirty or more days), or any material rights, powers and privileges purported to be created thereby in favor of the Collateral Agent or any Credit Party shall default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document or Guaranty or shall disaffirm or seek to disaffirm any Guaranty; or

          9.08  HOLDINGS.  (A) Holdings shall after the Restatement
Effective Date (i) incur any Indebtedness except for Permitted Holdings Debt and the Holdings Guaranty, (ii) grant or create any Lien on any of its assets that secures Indebtedness other than pursuant to the Holdings Pledge Agreement, (iii) modify or amend, or prepay, any Permitted Holdings Debt,
(iv) engage in any business or activity other than the ownership of all of the capital stock of the Borrower and administrative activities directly related thereto, (v) sell or dispose of any of, or otherwise cease to own all of, the capital stock of the Borrower, (vi) change its fiscal quarters or fiscal year from those applicable also to the Borrower, (vii) fail to maintain its own payroll and books of account and bank accounts separate from those of the Borrower and its Subsidiaries, (viii) fail to pay its liabilities, including all administrative expenses, from its own separate assets, (ix) fail to separately identify and segregate its assets from the assets of the Borrower and its Subsidiaries and/or (x) amend, modify or change in any way adverse to the interests of the Banks, its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or By-Laws or any agreement entered into by Holdings with respect to its capital stock, except in each case (a) as expressly required by any of the Shareholders' Agreements, Management Agreements, Tax Sharing Agreements and subscription agreements with members of management, all as in effect on the Restatement Effective Date, (b) as expressly required by law and (c) Holdings issuing Capital Stock in any public offering to the extent the proceeds thereof are used to repay the Loans as required by Section 4.02(A)(d) hereof;

          (B) The Holdings Leverage Ratio as of any Measurement Date occurring in a period set forth below is more than the ratio set forth opposite such period:

            Period                                  Ratio
            ------                                  -----

  Restatement Effective Date through
     June 29, 1998                               6.50 to 1.0

  June 30, 1998 through
     December 30, 1999                           6.25 to 1.0

  December 31, 1999 and
     thereafter                                  6.00 to 1.0



          (C) The ratio of (i) Adjusted EBITDA of Holdings to (ii) Consolidated Interest Expense of Holdings for any 12 month period (taken as one accounting period) ending on a Measurement Date occurring in a period set forth below is less than the ratio set forth opposite such period:


          Period                                  Ratio
          ------                                  -----

  Restatement Date through
     December 30, 1997                           1.50 to 1.0

  December 31, 1997 through
     December 30, 1998                           1.75 to 1.0

  December 31, 1998 through
     December 30, 1999                           1.85 to 1.0

  December 31, 1999 through
     December 30, 2001                           2.00 to 1.0

  December 31, 2001 and
     thereafter                                  2.50 to 1.0

          9.09 JUDGMENTS. One or more judgments or decrees shall be entered against Holdings, the Borrower and/or any of its Subsidiaries involving a liability of $2,500,000 or more or in the aggregate (not paid or to the extent not covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall, upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Bank to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents.

          SECTION 10. DEFINITIONS. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

      "Acquisition" and "Acquisition Documents" shall each have the meaning provided in the Restated Acquisition Credit Agreement.

      "Additional Cap Ex" for any fiscal year (or portion thereof) shall mean an amount equal to the aggregate of (x) the "Prior Year Cap Ex" of each Person acquired by the Borrower and its Subsidiaries during such fiscal year (or portion thereof) pursuant to a Permitted Acquisition times (y) the "Remaining Percentage" applicable to such acquisition, with the "Prior Year Cap Ex" for each such Person to be 105% of the consolidated capital expenditures for such Person for the fiscal year of such Person last ended prior to such acquisition and "Remaining Percentage" for an acquisition shall mean the percentage determined by dividing the days remaining in such fiscal year after such acquisition by the total number of days in such fiscal year.

      "Additional Mortgages" shall have the meaning provided in Section 7.10.

          "Additional Subordinated Debt" shall mean subordinated debt issued by the Borrower after the Consolidation Date, provided that (i) the terms and conditions (other than pricing and maturities, provided that no scheduled payment of principal shall be due and payable prior to the Final Maturity
Date) are (in the reasonable opinion of the Agent) substantially the same as those contained in the Permitted Subordinated Debt or are consented to by the Required Banks and (ii) the Additional Subordinated Debt shall not exceed in the aggregate (x) $150 million less (y) the aggregate principal amount of Permitted Holdings Debt.

          "Adjusted Additional Cap Ex" for any fiscal year shall mean the Additional Cap Ex for such year determined in each case as if the Remaining Percentage for such year were equal to 100%.

          "Adjusted AR Percentage" shall mean (x) for each Bank that is a Defaulting Bank, zero and (y) for each other Bank the percentage obtained by dividing such Bank's AR Commitment at such time by the Adjusted Total AR Commitment at such time.

          "Adjusted Cash Flow" for any fiscal year shall mean Consolidated Net Income of the Borrower for such fiscal year (after provision for taxes) plus the amount of all net non-cash charges (including, without limitation, depreciation, deferred tax expense, non-cash interest expense, amortization and other non-cash charges) that were deducted in arriving at such Consolidated Net Income for such fiscal year, minus the amount of all non-cash gains and gains from sales of assets (other than sales of inventory and equipment in the normal course of business) that were added in arriving at such Consolidated Net Income for such fiscal year.

          "Adjusted EBITDA" of any Person shall mean, for any period (x) the Consolidated EBITDA of such Person for such period plus or minus (y) the adjustments thereto provided for in Exhibit G.

          "Adjusted RC Percentage" shall mean (x) at a time when no Bank Default exists, for each Bank such Bank's RC Percentage and (y) at a time when a Bank Default exists (i) for each Bank that is a Defaulting Bank, zero and (ii) for each Bank that is a Non-Defaulting Bank, the percentage determined by dividing such Bank's Revolving Commitment at such time by the Adjusted Total Revolving Commitment at such time, it being understood that all references herein to Revolving Commitments and the Adjusted Total Revolving Commitment at a time when the Total Revolving Commitment or Adjusted Total Revolving Commitment, as the case may be, has been terminated shall be references to the Revolving Loan Commitments or Adjusted Total Revolving Commitment, as the case may be, in effect immediately prior to such termination, PROVIDED that (A) no Bank's Adjusted RC Percentage shall change upon the occurrence of a Bank Default from that in effect immediately prior to such Bank Default if, after giving effect to such Bank Default and any repayment of Revolving Loans and Swingline Loans at such time pursuant to Section 4.02(A)(a) or otherwise, the sum of (i) the aggregate outstanding principal amount of Revolving Loans of all Non-Defaulting Banks plus (ii) the aggregate outstanding principal amount of Swingline Loans plus
(iii) the Letter of Credit Outstandings, exceeds the Adjusted Total Revolving Loan Commitment; (B) the changes to the Adjusted RC Percentage that would have become effective upon the occurrence of a Bank Default but that did not become effective as a result of the preceding clause (A) shall become effective on the first date after the occurrence of the relevant Bank Default on which the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of all Non-Defaulting Banks plus (ii) the aggregate outstanding principal amount of the Swingline Loans plus (iii) the Letter of Credit Outstandings is equal to or less than the Adjusted Total Revolving Commitment; and (C) if (i) a Non-Defaulting Bank's Adjusted RC Percentage is changed pursuant to the preceding clause (B) and (ii) any repayment of such Bank's Revolving Loans, or of Unpaid Drawings or of Swingline Loans, that were made during the period commencing after the date of the relevant Bank Default and ending on the date of such change to its Adjusted RC Percentage must be returned to the Borrower as a preferential or similar payment in any bankruptcy or similar proceeding of the Borrower, then the change to such Non-Defaulting Bank's Adjusted RC Percentage effected pursuant to said clause
(B) shall be reduced to that positive change, if any, as would have been made to its Adjusted RC Percentage if (x) such repayments had not been made and
(y) the maximum change to its Adjusted RC Percentage would have resulted in the sum of the outstanding principal of Revolving Loans made by such Bank plus such Bank's new Adjusted RC Percentage of the outstanding principal amount of Swingline Loans and of Letter of Credit Outstandings equalling such Bank's Revolving Commitment at such time.

          "Adjusted Revolving Commitment" for each Non-Defaulting Bank shall mean at any time the product of such Bank's Adjusted RC Percentage and the Adjusted Total Revolving Commitment.

          "Adjusted Total AR Commitment" shall mean at any time the Total AR Commitment less the aggregate AR Commitments of all Defaulting Banks.

          "Adjusted Total Revolving Commitment" shall mean at any time the Total Revolving Commitment less the aggregate Revolving Commitments of all Defaulting Banks.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          "Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Agent appointed pursuant to Section 11.09.

          "Aggregate Acquired EBITDA" shall mean, as at any Measurement Date, an amount equal to the aggregate of 85% of the "12-month Consolidated EBITDA" of each Person acquired by the Borrower and its Subsidiaries after the Restatement Effective Date, with the "12-month Consolidated EBITDA" of each such Person to be the Consolidated EBITDA of such Person for the 12 months last ended prior to the acquisition of such Person with a pro forma adjustment thereto to give effect to contemplated cost savings as estimated in good faith by the Borrower and agreed to by the Agent.

          "Agreement" shall mean this Consolidated Credit Agreement, as the same may be from time to time further modified, amended and/or supplemented.

          "Anticipated Reinvestment Amount" shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Permitted Asset Sale that the Borrower intends to use to purchase, construct or otherwise acquire Reinvestment Assets.

          "Applicable Base Rate Margin" shall mean 1.75% less the Margin Reduction Discount, if any.

          "Applicable Eurodollar Margin" shall mean 2.75% less the Margin Reduction Discount, if any.

          "AR Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I hereto directly below the column entitled "AR Commitment," as the same may be reduced from time to time pursuant to Section 3.02, 3.03 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 12.04.

          "AR Commitment Commission" shall have the meaning provided in
Section 3.01(a).

          "AR Facility" shall mean the Facility evidenced by the Total AR Commitment.

          "AR Loan" shall have the meaning provided in Section 1.01(A)(a).

          "AR Maturity Date" shall mean September 30, 2003.

          "AR Note" shall have the meaning provided in Section 1.05(a).

          "AR Repayment Percentage" shall mean the percentage obtained by dividing (x) the aggregate principal amount of AR Loans outstanding on the AR Termination Date by (y) $212,500,000.

          "AR Termination Date" shall mean September 30, 1999 or if earlier the date on which the Total AR Commitment is terminated.

          "Asset Sale" shall mean and include (x) the sale, transfer or other disposition by the Borrower or any Subsidiary to any Person other than the Borrower or any Subsidiary of any asset of the Borrower or such Subsidiary (other than sales, transfers or other dispositions in the ordinary course of business of inventory and/or obsolete or excess equipment and other than sales in which the Net Cash Proceeds are $50,000 or less) and/or (y) the receipt by the Borrower or any Subsidiary of any insurance, condemnation or similar proceeds in connection with a casualty or taking of any of its assets.

          "Authorized Officer" shall mean any senior officer of the Borrower designated as such in writing to the Agent by the Borrower in each case to the extent acceptable to the Agent.

          "Available ECF Amount" shall mean at any time, an amount equal to
(A) 50% of Excess Cash Flow determined for the fiscal year of the Borrower (commencing with the fiscal year ending on December 31, 1999) then last ended less (B) the aggregate Consolidated Capital Expenditures theretofore made during the then current fiscal year pursuant to Section 8.05(c)(x).

          "Available Equity Amount" shall mean at any time (A) an amount equal to the aggregate net cash proceeds at such time from the sale or issuance of equity by Holdings or the Borrower after the Consolidation Date not required to be utilized to repay AR Loans under Section 4.02(A)(d) (whether or not AR Loans are then outstanding) less (B) the aggregate of any amounts theretofore expended after the Restatement Effective Date pursuant to
Section 8.05(c)(y) of this Agreement to the extent in excess of the Available ECF Amount at such time.

          "Bank" shall have the meaning provided in the first paragraph of this Agreement.

          "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any incurrence of Loans or to fund its portion of any unreimbursed payments under Section 2.05(c) or
(ii) a Bank having notified the Agent and/or the Borrower that it does not intend to comply with the obligations under Section 1.01 or under Section 2.05(c), in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.

          "Bankruptcy Code" shall have the meaning provided in Section 9.05.

          "Base Rate" at any time shall mean the higher, (i) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (ii) the Prime Lending Rate.

          "Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

          "Borrower" shall mean Universal Outdoor, Inc., an Illinois corporation.

          "Borrower Pledge Agreement" shall mean the Pledge Agreement executed and delivered by the Borrower in the form of Exhibit C hereto.

          "Borrowing" shall mean the incurrence of (i) Swingline Loans by the Borrower from BTCo on a given date and (ii) one Type of Loan pursuant to a single Facility by the Borrower from all of the Banks having Commitments with respect to such Facility on a PRo RATA basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to
Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

          "BTCo" shall mean Bankers Trust Company.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

          "Calculation Period" shall mean, with respect to any sale or disposition of assets made pursuant to Section 8.02(f), the last 12 month period for which financial statements of the Borrower are reasonably available.

          "Capital Lease" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, whether or not voting, including but not limited to common stock, preferred stock, convertible debentures, warrants, options or similar rights to acquire such capital stock, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

          "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

          "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) any Bank, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor's Corporation ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition,
(iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Bank or Approved Bank or by the parent company of any Bank or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (any such company, an "Approved Company"), or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition and (v) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (i) through (iv) above.

          "Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) and/or insurance or condemnation proceeds received by the Borrower and/or any Subsidiary from such Asset Sale.

          "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.

          "Change of Control" shall mean (i) Holdings shall cease to own legally and beneficially 100% of the outstanding capital stock of the Borrower, (ii) Management Investors or their Permitted Transferees shall cease to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 75% or more (on a fully diluted basis) of (x) the Common Stock so beneficially owned by the Management Investors on the Restatement Effective Date less (y) the Common Stock (not exceeding 750,000 shares) sold by Management Investors pursuant to the Proposed Equity Offering, (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange
Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (ii) above, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting and economic ownership interests of Holdings; PROVIDED, HOWEVER, that the Permitted Holders "beneficially own" (as defined in clause (ii) above), directly or indirectly, in the aggregate a lesser percentage of the total voting and economic ownership interests of Holdings than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings, (iv) during any period of two consecutive years individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Holdings was approved by either (i) the Permitted Holders or (ii) a vote of a majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings then in office or (v) any "Change of Control" or similar term as defined in any Subordinated Debt Documents.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

          "Collateral" shall mean all of the Collateral as defined in each of the Security Documents.

          "Collateral Agent" shall mean the Agent acting as collateral agent for the Banks.

          "Commitment" shall mean, with respect to each Bank, such Bank's AR Commitment and Revolving Commitment, if any.

          "Commitment Commission" shall mean and include AR Commitment Commission and RC Commitment Commission.

          "Common Stock" shall mean the common stock of Holdings.

          "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, provided that Consolidated Capital Expenditures shall in any event exclude the purchase price paid in connection with any Permitted Acquisition (whether or not allocable to property, plant and equipment).

          "Consolidated Cash Interest Expense" of any Person shall mean, for any period, Consolidated Interest Expense of such Person, but excluding, however, interest expense not payable in cash and amortization of discount and deferred issuance and financing costs.

          "Consolidated Current Assets" shall mean, as to any Person at any time, the current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

          "Consolidated Current Liabilities" shall mean, as to any Person at any time, the current liabilities of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, but excluding all short-term Indebtedness for borrowed money and the current portion of any long-term Indebtedness of such Person or its Subsidiaries, in each case to the extent otherwise included therein.

          "Consolidated Debt" of any Person shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of such Person and its Subsidiaries on a consolidated basis as determined in accordance with GAAP.

          "Consolidated EBIT" of any Person shall mean, for any period, (A) the sum of the amounts for such period for such Person of (i) Consolidated Net Income, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense and
(iv) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses less (B) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

          "Consolidated EBITDA" of any Person shall mean, for any period, the sum of the amounts for such period for such Person of (i) Consolidated EBIT,
(ii) depreciation expense and (iii) amortization expense, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

          "Consolidated Fixed Charges" of any Person shall mean, for any period, the sum, without duplication, for such Person of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) Dividends paid to Holdings, (iii) Consolidated Capital Expenditures (x) made other than pursuant to Section 8.05(c) and (y) paid in cash, (iv) taxes paid or payable in cash and (v) scheduled payments on the Loans and Existing Indebtedness, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

          "Consolidated Interest Expense" of any Person shall mean, for any period, total interest expense (including that attributable to Capital Leases in accordance with GAAP) of such Person and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements.

          "Consolidated Net Income" of any Person (a "Designated Person") shall mean for any period, the net income (or loss) of such Designated Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be (A) deducted, in the case of the Borrower, any Dividends paid to Holdings and (B) excluded (i) the income (or loss) of any Person (other than Subsidiaries of the Designated Person) in which any other Person (other than the Designated Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Designated Person or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Designated Person or is merged into or consolidated with the Designated Person or any of its Subsidiaries or that Person's assets are acquired by the Designated Person or any of its Subsidiaries, (iii) the income of any Subsidiary of the Designated Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) Transaction Expenses, (v) barter revenues and barter expenses, in each case other than those relating to goods reasonably expected to be used in the ordinary course of business and (vi) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to employees, including officers, of the Designated Person or any Subsidiary, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by the Designated Person or any Affiliate of the Designated Person and compensation expense resulting from the repurchase of any such capital stock, options and rights.

          "Consolidated Senior Debt" of any Person shall mean, as of any date of determination, (x) the Consolidated Debt of such Person less (y) all Permitted Subordinated Debt included in determining such Consolidated Debt.

          "Consolidation Agreement" shall mean the Consolidation and Amendment, dated as of October 31, 1996, among Holdings, the Borrower and the Banks.

          "Consolidation Date" shall have the meaning provided in the Consolidation Agreement.

          "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Credit Documents" shall mean this Agreement, the Notes, the Security Documents, any documents executed in connection therewith and the Guaranties.

          "Credit Event" shall mean the making or continuance of a Loan or the issuance of a Letter of Credit.

          "Credit Party" shall mean the Borrower and each Guarantor.

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

          "Designated UOH Stockholders" shall mean the Management Investors, Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P.

          "Dividends" shall have the meaning provided in Section 8.09.

          "Domestic Subsidiary" shall mean a Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof.

          "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries solely in the ordinary course of such Person's business and not in response to any third party action or request of any kind) or proceedings relating to any Environmental Law or any permit issued, or any written approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guide, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 7401 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ. and any applicable state and local or foreign counterparts or equivalents.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Initial Borrowing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings, the Borrower or a Subsidiary would be deemed to be a "single employer" within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

          "Eurodollar Loans" shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

          "Eurodollar Rate" shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the offered quotation to first-class banks in the interbank Eurodollar market by the Agent for dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of the Agent for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "Event of Default" shall have the meaning provided in Section 9.

          "Excess Cash Flow" shall mean, for any fiscal year, the remainder of (i) the sum of (x) Adjusted Cash Flow for such fiscal year and (y) the decrease, if any, in Working Capital from the first day to the last day of such fiscal year, plus (ii) to the extent not included in (i) above, any amounts received by the Borrower and its Subsidiaries in settlement of, or in payment of any judgments resulting from, actions, suits or proceedings with respect to the Borrower and/or its Subsidiaries from the first day to the last day of such fiscal year, plus (iii) to the extent not included in (i) above, any amounts received by the Borrower and/or its Subsidiaries in connection with the repayment or redemption of any long-term promissory notes and/or preferred stock of other Persons held by them, minus (iv) the sum of
(x) the amount of Consolidated Capital Expenditures (except to the extent (x) financed through the incurrence of Indebtedness other than Revolving Loans or
(y) made pursuant to Section 8.05(c)) made during such fiscal year and (y) the increase, if any, in Working Capital from the first day to the last day of such fiscal year and (z) any repayments or prepayments of the principal amount of (I) Existing Indebtedness or (II) AR Loans on and after the AR Termination Date pursuant to Section 4.01 or 4.02(A)(b).

          "Existing Indebtedness" shall have the meaning provided in Section
6.21.

          "Existing Letters of Credit" shall mean each Letter of Credit under the Original Credit Agreement that continued as a Letter of Credit under the Restated Revolving Credit Agreement.

          "Expiry Date" shall mean September 30, 2003.

          "Facility" shall mean any of the credit facilities established under this Agreement, I.E., the AR Facility and the Revolving Facility.

          "Facing Fee" shall have the meaning provided in Section 3.01(d).

          "Federal Funds Effective Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

          "Fees" shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

          "Guarantor" shall mean and include Holdings and, once created, each Subsidiary Guarantor.

          "Guaranties" shall mean and include the Holdings Guaranty and, once executed, the Subsidiary Guaranty.

          "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contained, electric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Law.

          "Holdings" shall mean Universal Outdoor Holdings, Inc., a Delaware corporation.

          "Holdings Guaranty" shall mean the Guaranty executed by Holdings in the form of Exhibit F hereto.

          "Holdings Leverage Ratio" shall mean, at any Measurement Date, the ratio of (x) Consolidated Debt of Holdings on such date to (y) Adjusted EBITDA of Holdings for the 12-month period (taken as one accounting period) ending on such date.

          "Holdings Pledge Agreement" shall mean the Pledge Agreement executed by Holdings in the form of Exhibit D hereto.

          "Indebtedness" of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, I.E., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements and (viii) all Contingent Obligations of such Person, (other than Contingent Obligations arising from the guaranty by such Person of the obligations of the Borrower and/or its Subsidiaries to the extent such guaranteed obligations do not constitute Indebtedness and are otherwise permitted hereunder) provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

          "Interest Period" with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

          "Interest Rate Agreement" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect the Borrower or any Subsidiary against fluctuations in interest rates.

          "Investment" shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates and Subsidiaries) in the forms of loans, guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "Kelso" shall mean Kelso & Company, L.P., a Delaware limited partnership doing business as Kelso & Company.

          "Kelso Designees" shall mean William A. Marquard, John F. McGillicuddy, David M. Roderick, John Rutledge IRA, Michael Rapoport, Patricia Hetter Kelso and George L. Shinn.

          "LaSalle" shall mean LaSalle National Bank.

          "Leasehold" of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

          "Letter of Credit" shall have the meaning provided in Section
2.01(a).

          "Letter of Credit Fee" shall have the meaning provided in Section 3.01(c).

          "Letter of Credit Issuer" shall mean BTCo, LaSalle with respect to the Existing Letters of Credit and/or any Bank which at the request of the Borrower and with the consent of the Agent agrees, in such Bank's sole discretion, to become a Letter of Credit Issuer for purposes of issuing Letters of Credit pursuant to Section 2.

          "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

          "Letter of Credit Request" shall have the meaning provided in
Section 2.03(a).

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

          "Loan" shall have the meaning provided in Section 1.01.

          "Management Agreements" shall mean those agreements with members of, or with respect to, the management of Holdings, the Borrower or any Subsidiary that were made available to the Agent pursuant to Section 5.06 of the Original Credit Agreement.

          "Management Investors" shall mean Daniel Simon and Brian Clingen.

          "Mandatory Borrowing" shall have the meaning provided in Section 1.01(B)(b).

          "Margin Reduction Discount" shall mean zero, provided that the Margin Reduction Discount shall be increased to 1/4 of 1%, 3/4 of 1%, 1-1/4% or 1-3/4%, as the case may be, as specified in clauses (i), (ii), (iii) or
(iv) below, at any time after the Restatement Effective Date, when, and for so long as, the ratio set forth in such clause has been satisfied as at the Relevant Determination Date:

          (i) the Margin Reduction Discount shall be 1/4 of 1% in the event that at the Relevant Determination Date the Modified Holdings Leverage Ratio is equal to or greater than 5.0 to 1 but less than 6.0 to 1;

         (ii) the Margin Reduction Discount shall be 3/4 of 1% in the event that as at the Relevant Determination Date the Modified Holdings Leverage Ratio is equal to or greater than 4.0 to 1 but less than 5.0 to 1;

        (iii) the Margin Reduction Discount shall be 1-1/4% in the event that as at the Relevant Determination Date the Modified Holdings Leverage Ratio is equal to or greater than 3.0 to 1 but less than 4.0 to 1; or

         (iv) the Margin Reduction Discount shall be 1-3/4% in the event that as at the Relevant Determination Date the Modified Holdings Leverage Ratio is less than 3.0 to 1.

The Modified Holdings Leverage Ratio shall be determined (x) for the last day of a fiscal month, quarter or year, by delivery of an officer's certificate of the Borrower to the Banks pursuant to Section 7.01(e)(i) and (y) for the date of the incurrence of Consolidated Debt after delivery of the officer's certificate referred to in clause (x), by delivery of an officer's certificate of the Borrower to the Banks pursuant to Section 7.01(e)(ii), each of which certificates shall set forth the calculation of the Modified Holdings Leverage Ratio. The Margin Reduction Discount so determined shall apply, except as set forth below, from five Business Days after the date on which such officer's certificate is delivered to the Agent to the earlier of
(x) the date on which the next certificate is delivered to the Agent pursuant to Section 7.01(e)(i) or (ii) and (y) the 30th day following the end of the fiscal month in which such first certificate was delivered to the Agent pursuant to Section 7.01(e)(i).

Notwithstanding anything to the contrary contained above, the Margin Reduction Discount shall be zero (x) if no officer's certificate has been delivered to the Banks pursuant to Section 7.01(e) (i) which sets forth the Modified Holdings Leverage Ratio for the Relevant Determination Date or the financial statements upon which any such calculations are based have not been delivered, until such a certificate and/or financial statements are delivered and (y) at all times when there shall exist a violation of Section 9.01 or an Event of Default. It is understood and agreed that the Margin Reduction Discount as provided above shall in no event be cumulative and only the Margin Reduction Discount applicable under either clause (i), (ii), (iii) or
(iv), if any, contained in this definition shall be applicable.

          "Margin Stock" shall have the meaning provided in Regulation U.

          "Material Adverse Effect" shall mean a material adverse effect on the business, property, assets, liabilities, operations, condition (financial or otherwise) or prospects of (x) Holdings and its Subsidiaries taken as a whole and/or (y) the Borrower and its Subsidiaries taken as a whole.

          "Maximum Swingline Amount" shall mean $5,000,000.

          "Measurement Date" shall mean (x) the last day of each fiscal quarter of the Borrower and (y) the last day of the last month ended prior to the date of a Tested Borrowing.

          "Minimum Borrowing Amount" shall mean (i) for AR Loans and Revolving Loans maintained as Base Rate Loans, $500,000, (ii) for Loans maintained as Eurodollar Loans, $1,000,000 and (iii) for Swingline Loans, $250,000.

          "Modified Additional Cap Ex" shall mean for any fiscal year the sum of (i) the Additional Cap Ex for such fiscal year plus (ii) the Adjusted Additional Cap Ex for the preceding fiscal year.

          "Modified Holdings Leverage Ratio" shall mean, with respect to any Relevant Measurement Date, the Holdings Leverage Ratio determined as of such date, modified by the inclusion in the computation thereof of any incremental Consolidated Debt of Holdings incurred after such Relevant Measurement Date and prior to the delivery of an officer's certificate pursuant to Section 7.01(e)(i) in respect of the next Relevant Measurement Date.

          "Mortgage" shall mean the mortgages, deeds and trust and similar documents executed and delivered pursuant to the Original Credit Agreements and amended as provided in the Restated Acquisition Credit Agreement.

          "Mortgaged Properties" shall mean the Real Properties subject to the Mortgages.

          "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of expenses of sale or recovery (including payment of principal, premium and interest of Indebtedness secured by the assets which are the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale), and incremental taxes paid or payable as a result thereof.

          "New Mortgage" shall have the meaning provided in Section 7.10.

          "Non-Defaulting Bank" shall mean each Bank other than a Defaulting
Bank.

          "Note" shall mean and include each AR Note, each Revolving Note and the Swingline Note.

          "Notice of Borrowing" shall have the meaning provided in Section
1.03.

          "Notice of Conversion" shall have the meaning provided in Section
1.06.

          "Notice Office" shall mean the office of the Agent at 130 Liberty Street, New York, New York or such other office as the Agent may designate to the Borrower from time to time.

          "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

          "Original Credit Agreements" shall mean and include each of the Acquisition Credit Agreement and the Revolving Credit Agreement, each dated as of March 29, 1996, and as in effect immediately prior to the effectiveness of the Restated Credit Agreements.

          "Participant" shall have the meaning provided in Section 2.05(a).

          "Payment Office" shall mean the office of the Agent at 130 Liberty Street, New York, New York or such other office as the Agent may designate to the Borrower from time to time.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Permitted Acquisition" shall mean any acquisition (including through a stock acquisition) of property or assets of a nature or type, or which will be used in a business, permitted to be held or engaged in by
Section 8.01 provided that (x) the Holdings Leverage Ratio as of the last Measurement Date prior to the consummation of such acquisition was less than
5.50 to 1.0 determined on a pro forma basis as if the Permitted Acquisition and the related borrowings were consummated on the first day of the 12-month period ending on such Measurement Date and giving effect to pro forma adjustments to the Consolidated EBITDA of the Person being acquired to give effect to contemplated cost savings as estimated in good faith by the Borrower and agreed to by the Agent, or (y) aggregate amount expended for all such acquisitions after the Restatement Effective Date to the extent not effected in compliance with clause (x) above or clause (z) below does not exceed $50,000,000 or (z) consented to in writing by the Super-Majority Banks.

          "Permitted Asset Sale" shall mean an Asset Sale (x) permitted by the expressed language of Section 8.02 (and not by the parenthetical in the lead in paragraph of Section 8) and (y) resulting from a casualty or taking of assets of the Borrower or any Subsidiary.

          "Permitted Encumbrances" shall mean, with respect to the Mortgaged Property, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be reasonably acceptable to the Agent.

          "Permitted Holders" means Kelso and its Affiliates, the Kelso Designees, the Management Investors, any employee stock ownership plan established by the Borrower for the benefit of the employees of the Borrower or any Subsidiary and their Permitted Transferees.

          "Permitted Holdings Debt" shall mean debt of Holdings, subordinated to Holdings' obligations under the Holdings Guaranty, issued by Holdings after the Consolidation Date provided that (i) all proceeds of such debt shall be contributed as common capital to the Borrower, (ii) the terms and conditions (other than the issuer, pricing (including whether cash pay or pay-in-kind) and maturities, provided that no scheduled payment of principal or any one-time cash payment of all accreted interest under a pay-in-kind issue, shall be due and payable prior to the Final Maturity Date) are (in the reasonable opinion of the Agent) substantially the same as, or no more adverse to the interests of the Banks than, those contained in the Permitted Subordinated Debt or are consented to by the Required Banks, (iii) such debt shall not be guaranteed by the Borrower or any of its Subsidiaries and (iv) the Permitted Holdings Debt shall not exceed in the aggregate (x) $150 million less (y) the aggregate principal amount of Additional Subordinated Debt.

          "Permitted Investments" shall mean (a) cash and Cash Equivalents,
(b) Investments in Subsidiary Guarantors, (c) Investments in all other Subsidiaries up to $1,000,000 in the aggregate, including Investments in a Person that becomes a Subsidiary of the Borrower immediately after such Investment, provided (i) an Event of Default has not occurred and is continuing and will not occur as a result of, in connection with or after giving effect to such Investment and (ii) such Person, at the time of such Investment or at the time such Person becomes a Subsidiary, engages exclusively in the business permitted to be engaged in by Borrower and its Subsidiaries pursuant to Section 8.01, (c) loans and advances of money in the ordinary course of business and consistent with past practice to officers and employees of Borrower or any of its Subsidiaries, (d) investments in receivables owing to the Borrower and/or any Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, and (e) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

          "Permitted Liens" shall mean Liens described in clauses (a), (b) and (d) of Section 8.03.

          "Permitted Subordinated Debt" shall mean the $225 million principal amount of Senior Subordinated Notes, due 2006, issued by the Borrower on October 11, 1996.

          "Permitted Subordinated Debt Documents" shall mean all indentures, agreements, notes and other instruments governing or evidencing Permitted Subordinated Debt as in effect on the Consolidation Date.

          "Permitted Transferees" means (i) in the case of Kelso, (A) any Affiliate thereof (other than any corporation or other Person (except for any corporation or other Person engaged in a business similar, complementary or related to the nature or type of the business of Holdings and its Subsidiaries) controlled by, or any investment fund (other than Kelso Investment Associates V, L.P. or any investment fund that is solely comprised of current and former professionals of Kelso) managed by, Kelso), (B) any managing director, general partner, limited partner, director, officer or employee of Kelso or any Affiliate thereof (collectively, "Kelso Associates"), (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Kelso Associate or Kelso Designee and (D) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Kelso Associate or Kelso Designee, his spouse, parents, siblings, or direct lineal descendants, and (ii) in the case of any Management Investors, (A) his executor, administrator, testamentary trustee, legatee or beneficiaries, (B) his spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants or (C) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only the Management Investor, as the case may be, and his spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Plan" shall mean any multi-employer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings, the Borrower, a Subsidiary or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Holdings, the Borrower, a Subsidiary, or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

          "Pledge Agreements" shall mean the Borrower Pledge Agreement, the Holdings Pledge Agreement and, once executed, the Subsidiary Pledge Agreement.

          "Pledged Securities" shall mean all the Pledged Securities as defined in the relevant Pledge Agreement.

          "Prime Lending Rate" shall mean the rate which Bankers Trust Company announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers Trust Company may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          "RC Commitment Commission" shall have the meaning provided in
Section 3.01(b).

          "RC Percentage" shall mean at any time for each Bank with a Revolving Commitment the percentage obtained by dividing such Bank's Revolving Commitment by the Total Revolving Commitment, PROVIDED that if the Total Revolving Commitment has been terminated, the RC Percentage of each Bank shall be determined by dividing such Bank's Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.

          "RCRA" shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C.

          "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Reinvestment Assets" shall mean any assets to be employed in the business of the Borrower and its Subsidiaries as permitted by Section 8.01.

          "Reinvestment Election" shall have the meaning provided in Section 4.02(A)(c).

          "Reinvestment Notice" shall mean a written notice signed by an Authorized Officer of the Borrower stating that the Borrower, in good faith, intends and expects to use all or a specified portion of the Net Cash Proceeds of a Permitted Asset Sale to purchase, construct or otherwise acquire Reinvestment Assets.

          "Reinvestment Prepayment Amount" shall mean, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (a) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (b) the aggregate amount thereof expended by the Borrower and its Subsidiaries to acquire Reinvestment Assets.

          "Reinvestment Prepayment Date" shall mean, with respect to any Reinvestment Election, the earliest of (i) the date, if any, upon which the Agent, on behalf of the Required Banks, shall have delivered a written termination notice to the Borrower, provided that such notice may only be given while an Event of Default exists, (ii) the date occurring 180 days after such Reinvestment Election and (iii) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.

          "Relevant Determination Date" shall mean, at any time, (x) the last day of the then most recently ended fiscal month, quarter or year of Holdings with respect to which an officer's certificate has been, or is required to be, delivered to the Banks pursuant to Section 7.01(e)(i) or (y) if the Margin Reduction Discount is then greater than zero, the last date subsequent to the date specified in clause (x) on which any Consolidated Debt of Holdings and its Subsidiaries has been incurred.

          "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

          "Required Banks" shall mean Non-Defaulting Banks whose AR Commitments (or, if after the AR Termination Date, outstanding AR Loans) and Revolving Commitments (or if terminated, as in effect immediately prior to such termination) constitute greater than 50% of the sum of (i) the Adjusted Total AR Commitment (or, if after the AR Termination Date, the total outstanding AR Loans of Non-Defaulting Banks) and (ii) the Revolving Commitments (or if terminated, as in effect immediately prior to such termination) of all Non-Defaulting Banks.

          "Restated Acquisition Credit Agreement" shall mean the Amendment and Restatement dated as of October 8, 1996 to Acquisition Credit Agreement dated as of March 29, 1996 among the Borrowers and the Banks party thereto, as in effect immediately prior to the Consolidation Date.

          "Restated Credit Agreements" shall mean and include the Restated Acquisition Credit Agreement and the Restated Revolving Credit Agreement.

          "Restated Revolving Credit Agreement" shall mean the Amendment and Restatement dated as of October 8, 1996 to Revolving Credit Agreement dated as of March 29, 1996 among the Borrower and the Banks party thereto, as in effect immediately prior to the Consolidation Date.

          "Restatement Effective Date" shall have the meaning provided in the Restated Acquisition Credit Agreement (i.e., October 8, 1996).

          "Revolving Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I hereto directly below the column entitled "Revolving Commitment," as the same may be (x) reduced from time to time pursuant to Section 3.02, 3.03 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to
Section 12.04.

          "Revolving Facility" shall mean the Facility evidenced by the Total Revolving Commitments.

          "Revolving Loan" shall have the meaning provided in Section
1.01(A)(b).

          "Revolving Note" has the meaning provided in Section 1.05(a).

          "Scheduled Repayment" shall have the meaning provided in Section 4.02(A)(b).

          "SEC" shall have the meaning provided in Section 7.01(h).

          "SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

          "Security Agreement" shall mean the Security Agreement executed and delivered by the Borrower in the form of Exhibit E hereto.

          "Security Agreement Collateral" shall mean all "Collateral" as defined in the Security Agreement.

          "Security Documents" shall mean each Pledge Agreement, the Security Agreement, each Mortgage and, once executed, each Additional Mortgage, each New Mortgage and the Subsidiary Security Agreement.

          "Senior Leverage Ratio" shall mean, at any Measurement Date, the ratio of (x) Consolidated Senior Debt of the Borrower on such date to (y) Adjusted EBITDA of the Borrower for the 12-month period (taken as one accounting period) ending on such date.

          "Shareholders' Agreements" shall mean the agreements entered into by Holdings or any Subsidiary governing its capital stock and/or by shareholders relating to any such entity or its capital stock that were made available to the Agent pursuant to Section 5.06 of the Original Credit Agreements.

          "Smith Note" shall have the meaning provided in Section 8.04(g).

          "Stated Amount" of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

          "Subordinated Debt" shall mean and include the Permitted Subordinated Debt, the Additional Subordinated Debt and the Permitted Holdings Debt, in each case once issued.

          "Subordinated Debt Documents" shall mean and include the Permitted Subordinated Debt Documents and the execution version of all indentures, agreements, notes and instruments governing, or evidencing, Additional Subordinated Debt and/or Permitted Holdings Debt.

          "Subordinated Debt Indentures" shall mean the indentures governing Permitted Subordinated Debt, Additional Subordinated Debt and/or Permitted Holdings Debt.

          "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of the Borrower.

          "Subsidiary Guarantor" shall mean each Domestic Subsidiary created after the Consolidation Date that executes and delivers a counterpart of the Subsidiary Guaranty, provided that at such time such Subsidiary also executes and delivers a Subsidiary Pledge Agreement and a Subsidiary Security Agreement, and takes such actions with respect thereto as the Administrative Agent reasonably requests to perfect the Liens granted thereunder.

          "Subsidiary Guaranty" shall mean a guaranty agreement in form and substance satisfactory to the Agent guaranteeing the obligations.

          "Subsidiary Pledge Agreement" shall mean a pledge agreement in form substantially the same as the Borrower Pledge Agreement and otherwise reasonably satisfactory to the Agent.

          "Subsidiary Security Agreement" shall mean a security agreement in form substantially the same as the Security Agreement and otherwise reasonably satisfactory to the Agent.

          "Super-Majority Banks" shall mean the Non-Defaulting Banks which would constitute the Required Banks if the reference to "50%" in the definition of Required Banks were to read "66 2/3%."

          "Swingline Expiry Date" shall mean the date which is five Business Days prior to the Expiry Date.

          "Swingline Loan" shall have the meaning provided in Section
1.01(B)(a).

          "Swingline Note" shall have the meaning provided in Section 1.05(a).

          "Tax Sharing Agreement" shall mean the Tax Sharing Agreement dated as of November 18, 1993 between the Borrower and Holdings in the form delivered to the Banks prior to the Restatement Effective Date and as the same may be modified with the consent of the Required Banks.

          "Taxes" shall have the meaning provided in Section 4.04(a).

          "Tested Borrowing" shall mean any incurrence of AR Loans or Revolving Loans after the Consolidation Date in which the aggregate amount of AR Loans or Revolving Loans incurred, when added to the aggregate amount of AR Loans and Revolving Loans incurred during the immediately preceding 30 day period (to the extent (x) incurred after the Consolidation Date, (y) still outstanding and (z) not included in establishing an earlier Tested Borrowing), equal or exceed $1,000,000.

          "Total AR Commitment" shall mean the sum of the AR Commitments of each of the Banks.

          "Total Commitment" shall mean the sum of the Total AR Commitment and the Total Revolving Commitment.

          "Total Revolving Commitment" shall mean the sum of the Revolving Commitments of each of the Banks.

          "Transaction" shall mean (i) the Acquisition and (ii) the entering into and borrowing under the Restated Credit Agreements.

          "Transaction Documents" shall mean the Acquisition Documents and the Credit Documents.

          "Transaction Expenses" shall mean all fees and expenses incurred in connection with, and payable prior to or substantially concurrently with the closing of, the Transaction and including all fees paid to any of the Banks and the Agent hereunder, fees paid to Kelso or its Affiliates permitted hereunder; attorney's fees, accountants' fees, placement agents' fees, discounts and commissions and brokerage, and consultant fees. Transaction Expenses shall include the amortization of any such fees and expenses that are capitalized and not classified as an expense on the date incurred.

          "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, I.E., a Base Rate Loan or Eurodollar Loan.

          "UCC" shall mean the Uniform Commercial Code.

          "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets thereof, determined in accordance with Section 412 of the Code.

          "Unpaid Drawings" shall have the meaning provided in Section 2.04(a).

          "Unutilized Revolving Commitment" for any Bank at any time shall mean the excess of (i) the Revolving Commitment of such Bank over (ii) the sum of (x) the aggregate outstanding principal amount of Revolving Loans made by such Bank plus (y) an amount equal to such Bank's Adjusted RC Percentage of the Letter of Credit Outstandings at such time.

          "Unutilized Total Revolving Commitment" shall mean, at any time,
(i) the Total Revolving Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans at such time plus the Letter of Credit Outstandings at such time.

          "Working Capital" shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities.

          "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

          SECTION 11.  THE AGENT.

          11.01 APPOINTMENT. The Banks hereby designate Bankers Trust Company as Agent (for purposes of this Section 11, the term "Agent" shall include BTCo in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents.
Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates. The Co-Agent shall have no duties or liabilities in acting in such capacity hereunder.

          11.02 NATURE OF DUTIES. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. Neither the Agent nor any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

          11.03 LACK OF RELIANCE ON THE AGENT. Independently and without reliance upon the Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings, the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings, the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Agent shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings, the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

          11.04 CERTAIN RIGHTS OF THE AGENT. If the Agent shall request instructions from the Required Banks (or, where applicable, the Super-Majority Banks) with respect to any act or action (including failure to act) in connection with this Agreement or any other

Credit Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Banks (or, where applicable, the Super-Majority Banks); and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, neither any Bank nor the holder of any Note shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks (or, where applicable, the Super-Majority Banks).

          11.05 RELIANCE. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Agent.

          11.06 INDEMNIFICATION. To the extent the Agent is not reimbursed and indemnified by the Borrower, the Banks will reimburse and indemnify the Agent, in proportion to their respective Loans and Commitments as used in determining the Required Banks, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

          11.07 THE AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its obligation to make Loans under this Agreement, the Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "Letter of Credit Issuer", "Super-Majority Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Affiliate of the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

          11.08 HOLDERS. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

          11.09 RESIGNATION BY THE AGENT. (a) The Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

          (b) Upon any such notice of resignation, the Banks shall appoint a successor Agent hereunder or thereunder who shall be the Co-Agent or such other commercial bank or trust company as is reasonably acceptable to the Borrower.

          (c) If a successor Agent shall not have been so appointed within such 15 Business Day period, the Agent, with the consent of the Borrower, shall then appoint a successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Banks appoint a successor Agent as provided above.

          (d)  If no successor Agent has been appointed pursuant to clause
(b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Required Banks shall thereafter perform all the duties of the Agent hereunder and/or under any other Credit Document until such time, if any, as the Banks appoint a successor Agent as provided above.


          SECTION 12.  MISCELLANEOUS.

          12.01 PAYMENT OF EXPENSES, ETC. The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent and the Co-Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of their respective counsel) and of the Agent, the Co-Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agent, the Co-Agent and for each of the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify each Bank (including in its capacity as the Agent or Co-Agent), its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Bank is a party thereto) related to the entering into and/or performance of any Transaction Document or the use of the proceeds of any Loans hereunder or the Transaction or the consummation of any transactions contemplated in any Credit Document, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

          12.02 RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including without limitation by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

          12.03 NOTICES. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to the Borrower, at the address specified opposite its signature below; if to any Bank, at its address specified for such Bank on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received.

          12.04 BENEFIT OF AGREEMENT. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks. Each Bank may at any time grant participations in any of its rights hereunder or under any of the Notes to another financial institution, provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10 and 4.04 of this Agreement to the extent that such Bank would be entitled to such benefits if the participation had not been entered into or sold, and, provided further that no Bank shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that any waiver of the application of any prepayment or the method of any application of any prepayment to, the amortization of the Loans shall not constitute an extension of the final maturity date), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant's participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment), (ii) release all or substantially all of the Collateral or (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any other Credit Document.

          (b) Notwithstanding the foregoing, (x) any Bank may assign all or a portion of its outstanding Loans, AR Commitment and/or Revolving Commitment and its rights and obligations hereunder to another Bank, and (y) with the consent of the Agent and the Borrower (which consents shall not be unreasonably withheld), any Bank may assign all or a portion of its outstanding Loans, AR Commitment and/or Revolving Commitment and its rights and obligations hereunder to one or more commercial banks or other financial institutions (including one or more Banks), provided that all assignments hereunder must be PRo RATA between the Revolving Commitments and Revolving Loans, on one hand and the AR Commitments and AR Loans on the other hand. No assignment pursuant to the immediately preceding sentence shall to the extent such assignment represents an assignment to an institution other than one or more Banks hereunder, be in an aggregate amount less than $5,000,000 unless the entire Loans and Commitment of the assigning Bank are so assigned. If any Bank so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Bank shall thereafter refer to such Bank and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Bank. Each assignment pursuant to this Section 12.04(b) shall be effected by the assigning Bank and the assignee Bank executing an Assignment Agreement substantially in the form of Exhibit H (appropriately completed). In the event of any such assignment (x) to a commercial bank or other financial institution not previously a Bank hereunder, either the assigning or the assignee Bank shall pay to the Agent a nonrefundable assignment fee of $3,500 and (y) to a Bank, either the assigning or assignee Bank shall pay to Agent a nonrefundable assignment fee of $2,000, and at the time of any assignment pursuant to this Section 12.04(b), (i) Annex I shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Bank) and of the other Banks, and (ii) the Borrower will issue new Notes to the respective assignee and to the assigning Bank in conformity with the requirements of
Section 1.05. Each Bank and the Borrower agree to execute such documents (including without limitation amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Bank from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

          (c) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Bank hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

          (d) Each Bank initially party to this Agreement hereby represents, and each Person that becomes a Bank pursuant to an assignment permitted by this Section 12 will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other "accredited" investor (as defined in SEC Regulation D) which makes loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that subject to the preceding clauses (a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Bank shall at all times be within its exclusive control.

          12.05 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Bank would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Banks to any other or further action in any circumstances without notice or demand.

          12.06 PAYMENTS PRO RATA. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Banks (other than any Bank that has expressly waived its right to receive its PRO RATA share thereof) PRO RATA based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Banks as opposed to Defaulting Banks.

          12.07 CALCULATIONS; COMPUTATIONS. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks), provided that (x) except as otherwise specifically provided herein, all computations determining compliance with
Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 1995 historical financial statements of the Borrower delivered to the Banks pursuant to
Section 6.10(b) and (y) that if at any time the computations determining compliance with Section 8 utilize accounting principles different from those utilized in the financial statements furnished to the Banks, such financial statements shall be accompanied by reconciliation work-sheets.

          (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

          12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the state of New York. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower located outside New York City and by hand delivery to the Borrower located within New York City, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing. The Borrower hereby irrevocably designates appoints and empowers CT Corporation System, with offices on the date hereof located at 1633 Broadway, New York, New York 10019, as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of the Agent or any Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

          (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          (c) Each of the parties to this agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.

          12.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

          12.10 EXECUTION. This Agreement shall be deemed executed by all parties when the Borrower and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent at the Payment Office of the Agent or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it.

          12.11 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          12.12 AMENDMENT OR WAIVER. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) affected thereby, (i) extend the AR Maturity Date, the AR Termination Date or the Expiry Date, as the case may be (it being understood that any waiver of the application of any prepayment of or the method of application of any prepayment to the amortization of, the Loans shall not constitute any such extension), or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees thereon, or reduce the principal amount thereof, or increase the Commitment of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default, or of a mandatory reduction in the Total Commitment, shall not constitute a change in the terms of any Commitment of any Bank), (ii) release or permit the release of all or substantially all of the Collateral except as expressly provided in the Credit Documents, (iii) amend, modify or waive any provision of this Section 12.12, (iv) reduce the percentage specified in, or otherwise modify, the definition of Required Banks or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement provided further that no such change, waiver, discharge or termination shall without the consent of the Super-Majority Banks change directly or indirectly the definition of Permitted Acquisition or

Super-Majority Banks, extend the date of payment of, or reduce the amount of, any Scheduled Repayment, or release Holdings from the Holdings Guaranty and/or release the Borrower's stock pledged under the Holdings Pledge Agreement. No provision of Section 11 may be amended without the consent of the Agent and to the extent any such amendment would affect the Co-Agent solely in its capacity as such, the Co-Agent, no provision of Section 2 may be amended without the consent of the Letter of Credit Issuer affected thereby and no provision of Section 1.01(B)(a) or (b) or any other provision applicable to Swingline Loans may be amended without the consent of BTCo.

          12.13 SURVIVAL. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 2.06, 4.04, 11.06 or 12.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

          12.14 DOMICILE OF LOANS. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank, provided that the Borrower shall not be responsible for costs arising under Section 1.10, 2.06 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent not otherwise applicable to such Bank prior to such transfer.

          12.15 CONFIDENTIALITY. Subject to Section 12.04, the Banks shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or participation therein (so long as such transferee or participant agrees to abide by the provisions of this Section 12.15) or as required or requested by any governmental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, each Bank shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Bank be obligated or required to return any materials furnished by the Borrower or any Subsidiary.

                                                                         ANNEX I
                                                                         -------



                                COMMITMENTS
                                -----------


                                   AR         Revolving
          Bank                 Commitment     Commitment
          ----                 ----------     ----------

      Bankers Trust           $24,083,333     $1,416,667
      Company

      La Salle National        24,083,333      1,416,667
      Bank

      Bank of America          23,611,111      1,388,889
      Illinois

      First National           23,611,111      1,388,889
      Bank of Boston

      Union Bank of            23,611,111      1,388,889
      California, N.A.

      The Bank of New          10,388,889        611,111
      York

      Banque Paribas           10,388,889        611,111

      Credit Lyonnais          10,388,889        611,111

      The First National       10,388,889        611,111
      Bank of Chicago

      Fleet Bank, N.A.         10,388,889        611,111

      Heller Financial, Inc.   10,388,889        611,111

      State Street Bank and    10,388,889        611,111
      Trust Company

                                                                         ANNEX I
                                                                          Page 2


                                   AR         Revolving
          Bank                 Commitment     Commitment
          ----                 ----------     ----------

      Sun Trust Bank           10,388,889        611,111

      Van Kampen American      10,388,889        611,111
      Capital Prime Rate


                             ------------     -----------
             Total:          $212,500,000     $12,500,000
                             ------------     -----------
                             ------------     -----------

                                                                        ANNEX II
                                                                        --------


                              BANK ADDRESSES
                              --------------


Bankers Trust Company                   130 Liberty Street
                                        New York, New York  10006
                                        Attention:  Dana Klein
                                        Tel. No.:  (212) 250-1724
                                        Fax  No.:  (212) 250-7218


La Salle National Bank                  120 South LaSalle Street
                                        Chicago, Illinois  60603
                                        Attention:  Jeffrey D. Steele
                                        Tel. No.:  (312) 904-2721
                                        Fax  No.:  (312) 904-4364


Bank of America Illinois                231 South LaSalle Street
                                        Chicago, Illinois  60697
                                        Attention:  Charles Gonzalez
                                        Tel. No.: (312) 828-2710
                                        Fax No.:  (312) 828-1974


First National Bank of Boston           Mail Stop 01-08-08
                                        100 Federal Street
                                        Boston, Massachusetts  02110
                                        Attention:  Julie Jalelian
                                        Tel. No.:  (617) 434-9974
                                        Fax No.:   (617) 434-3401


Union Bank                              445 South Figuera Street
                                        15th Floor
                                        Los Angeles, California  90071
                                        Attention:  Kevin Sampson
                                        Tel. No.:  (213) 236-6585
                                        Fax No.:   (213) 236-5747

The Bank of New York                    One Wall Street
                                        New York, New York  10286
                                        Attention: Jerome Kapellos
                                        Tel. No.:  (212) 635-8694
                                        Fax No.:   (212) 635-8593


Banque Paribas                          787 Seventh Avenue
                                        New York, New York  10019
                                        Attention:  Phillip Vuarchex
                                        Tel. No.:  (212) 841-2000
                                        Fax No.:   (212) 841-2146


Credit Lyonnais                         1301 Avenue of the Americas
                                        New York, New York  10019
                                        Attention:  Mr. Michael Regan
                                        Tel. No.:  (212) 261-7000
                                        Fax No.:   (212) 459-3170


The First National Bank of Chicago      One First National Plaza
                                        Chicago, Illinois  60670
                                        Attention:  Jeff Bakalar
                                        Tel. No.:  (312) 732-3179
                                        Fax No.:   (312) 732-8587


Fleet Bank, N.A.                        175 Water Street
                                        28th Floor
                                        New York, New York  10038
                                        Attention:  Tanya Crossley
                                        Tel. No.:  (212) 602-2995
                                        Fax No.:   (212) 602-2663


Heller Financial, Inc.                  500 West Monroe Street
                                        Chicago, Illinois  60661
                                        Attention:  Joann Holmann
                                        Tel. No.:  (312) 441-7596
                                        Fax No.:   (312) 441-7357

State Street Bank and Trust Company            225 Franklin Street
                                               Boston, Massachusetts 02110
                                               Attention: John Tyler
                                               Tel. No.: (617) 664-4303

Sun Trust Bank                                 Mail Code FL-Orlando-2047
                                               Post Office Box 3833
                                               Orlando, Floirda 32802
                                               Attention: Chris Aguliar
                                               Tel. No.: (407) 237-5210
                                               Fax No.:  (407) 237-4253

Van Kampen American Capital                    One Parkview Plaza
Prime Rate Income Trust                        Oakbrook Terrace, Illinois 60181
                                               Attention: Jeff Maillet
                                               Tel. No.: (708) 684-6438
                                               Fax No.:  (708) 684-6740

                                                                      ANNEX III
                                                                      ---------


                                 GOVERNMENT APPROVALS
                                 --------------------

                                                                       ANNEX IV
                                                                       --------



                                     SUBSIDIARIES
                                     ------------

                                                                        ANNEX V
                                                                        -------


                                      PROPERTIES
                                      ----------

                                                                       ANNEX VI
                                                                       --------


                                EXISTING INDEBTEDNESS
                                ---------------------

                                                                      ANNEX VII
                                                                      ---------


                                  INSURANCE POLICIES
                                  ------------------

                                                                     ANNEX VIII
                                                                     ----------


                                    EXISTING LIENS
                                    --------------

                                                                       ANNEX IX
                                                                       --------


                                   MANAGEMENT FEES
                                   ---------------

                                       None